1Alp


                                 TLE DYNAMICS OF



                              U.S. ELECTRIC UTILITy



                                  DEREGULATION








                               Prepared for the it
                       United States Department of Energy
                          Office of Utility Technology
                                   August 1995
                              (Updated August 1996)

                          By:

    Dr. George Backus                            Susan Baylis
Policy Assessment Corporation                     Susan Bo yeis
  Denver, Colorado, USA                     Cambridge, England, UK
  Telephone: 303-467-3566                  Telephone: +44-1223-460760

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                                   Disclosure



This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States nor any agency thereof, nor any of their employees, makes any warranty, expressed or implied, or assumes any legal liability or responsibility for any third party's use or the results of such a use of any information, apparatus, product or process disclosed in this report or represents that its use by such a third party would not infringe privately owned rights. The views expressed are solely those of the authors(s) and do not necessarily represent the views of the United States Government nor any agency thereof, nor any of their employees.
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                                Table of Contents


INTRODUCTION                                                                   6



A CAUSAL PERSPECTIVE                                                           8



OTHER INDUSTRY VERSUS ELECTRIC DEREGULATION                                   11



IMPLICATIONS FOR THE ELECTRIC UTILITY INDUSTRY                                16



DEREGULATION DYNAMICS                                                         21



PHASES OF DEREGULATION                                                        25

PHASE 1- TRANSITIONAL MARKET                                                  25
PHASE 2 - MASSIVE RESTRUCTURING                                               33
PHASE 3 - SYSTEM DIVESTITURE                                                  36
PHASE 4 - MARKET GAMING                                                       39
PHASE 5 - REREGULATION                                                        47
PHASE 6 - INDUSTRY CONSOLIDATION                                              49

CONCLUSION                                                                    51



REFERENCES                                                                    52
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                                Table of Figures





Figure 1: Market Choice                                                       13

Figure 2: Smoothed Pool Price Volatility (POOL 1996)                          15

gure 3: Long-Term AveragsofSppy, Demand and Price (POOL 1996)                 18

Figure 4: CapaciyAvailable (OFFER 1992)                                       20

Figure 5: Bid Price Dynamics By Plant Type (OFFER 1992)                       28

Figure 6: Declared Capacity Variation (OFFER 1992)                            31

Figure 7: Arbitrage of Gas and Eketriciy in the U.S. Northwest (Vu 1996)      32

Figure 8: A Simplk Gaming Maneuver (OFFER 1992)                               40

Figure 9: The Earb Evolton of Zero Bidding in the UK (OFFER 1992)             42

Figure 10: Learning to Constrain (OFFER 1992)                                 43

Figure 1: Components of Uplift Dynamics (POOL 1996)                           44

Figure 12: Uplift Volatilzy Under Non-Peak Conditions (OFFER 1992)            46
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                                 ABSTRACT


The transition from regulation to deregulation causes transient but volatile and disequilibrium economic responses that play out over a five to seven year period. Inevitably, economic pressures cause a domino effect that propels legal changes and hastens the transition from partial deregulation to full deregulation. During the transient period, market distortions make the gaming of temporary physical and necessarily inconsistent legal constraints the dominant feature of market operation. The interim conflicts lead the industry to full divestiture and then back to a re-formulated vertical integration. As with other deregulation experiences, only a handful of national players, possibly unrelated to existing players, eventually dominate the market in the long-term along with numerous small niche players. This report carefully documents and thoroughly authenticates these "dynamics of deregulation" so that the U.S. utilities and regulators can more realistically consider their options.
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                                   INTRODUCTION


For U.S. electric utilities, the word "deregulation" connotes a meaning of profit making opportunity in a "free market," with "equilibrium" competition based on "market clearing prices." In the opening shots of the deregulation process, many utilities may experience improving financial conditions, but in the long-term, analysis indicates that only a few will profitably survive the transition from regulation. Additionally, experience and evidence do not validate "market clearing prices" as a meaningful concept within a deregulated electric marketplace. This report focuses on the dynamics of the deregulation transition. The dynamics proceed through stages where both the concepts of equilibrium and market- clearing have badly distorted meanings. On average, the simplistic understanding of a competitive market will have the classical meaning, but in the more critical, day-to-day, hour- by-hour, high noise environment of a commodity market, success hinges on manipulating the rules of the game to one's best interest. Because the location and types of current utility capacity were designed to serve the regulated market, they necessarily represent an imbalanced condition to a deregulated market. The longevity of these facilities implies that many of them would be uneconomic in a competitive market for a long time. Therefore any efforts to contort the market, avoid equilibrium, and avert the stability of market clearing prices can only be advantageous for them. The financial impacts of gaming prices and capacity in the market place will lead to ever changing regulatory rulings in the name of "fairness" (to make a "level playing field" tilt in a complainant's favor) and ever stronger pressures for restructuring and market consolidation. Thus, although ultimately irrelevant details of the deregulation process remain outside the limits of conjecture, the sweeping current of deregulation follows a path with clear demarcations of the future course.

This report reviews the dynamics of deregulation in other countries and other industries. It attempts to show that the limited U.S. view assumes a sense of control not available under the pressures of the deregulation transient phenomena. It further indicates what dynamics will take place during the transition. The consequences of this perspective portray a business environment far different than generally assumed, with implications contrary to current wisdom. While the deregulation process clearly depends on a solid economic footing, clutching to idealized and optimized economic perspectives may prove counterproductive. Physical constraints to the system insure that any definition or rule will become ambiguous under some operating condition (Hunt 1996, p. 61) and thereby allow a gaming response that dramatically changes the assumed character of the future market place (Newbery 1996, p.64).

The presentation that led to this report was developed over a year ago. The concepts were solidified well before that. Even a year ago, most, if not all of the ideas were so foreign that they fell outside the scope of what U.S. utility senior management could consider credible. Given the speed with which the dynamics spread, a year of recent events can partially validate both the stated pace and direction of deregulation dynamics noted herein. Because many regulators and utility executives continue to find the dynamics presented inconceivable, each discussion point presented is supported by historical evidence. Further,


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the daily flow of validating data has become so great that, just to prove the point, only those most recent news releases that relate to the arguments are included in this report.

Two very recent books are quoted extensively in this work, along with earlier articles produced by the authors. Both authors represent the UKI perspective, but one, Hunt, is now applying the knowledge to the U.S. scene. David Newbery from the University of Cambridge strongly influenced the UK deregulation on the government and academic side; Sally Hunt acted as a primary architect of the UK deregulation from the utility side. Together they provide a wide spectrum of views whose combined arguments corroborate the entire sequence of events described herein as the "dynamics of deregulation." Because of their differing vantage points, they individually endorse only a subset of the dynamics while considering the other dynamics as simply outside the scope of their efforts.
Because their scope of study overlaps with one another, however, the juxtaposing of their positions fully covers the dynamics purported in this report.

Again, the positions taken in this report date from almost two year ago, from a time when U.S. evidence would consider them conjecture at best, nonsense at worst. The benefit of the Hunt and Newbery work is that it retrospectively bolsters the conclusions. Subsequent events, however, although fully supporting these positions, do not appear to yet sway utility management and regulators.
Nonetheless, the impact of these dynamics so greatly affects the U.S.
electricity industry that the requirement to understand them cannot be over stressed. Therefore, great effort is taken within this report to provide overwhelming, and perhaps excessive, substantiation of the "dynamics of deregulation."

Still, the validity of this work lies not in an assurance of its correctness but more in an inability to find counter examples to falsify its assertions.(Popper
1982) The process of forming a hypothesis and then testing it both through computer simulation and real world evidence provides a scientific method lacking in discussions that rely on hypotheses followed by the presentation of preconceived rationalizations.

The first section of this report presents an overview of deregulation in general and the UK perspective in particular. In such a context, the original Mega-NOPR
(FERC 1995) and the Open Access Ruling (FERC 1996) no longer appear as a "Transmission Act" but simply as one more step in a process begun over a decade earlier.


    The United Kingdom includes England, Wales, Scotland and Northern Ireland.


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                              A CAUSAL PERSPECTIVE



When utilities examine history for antecedents to help understand current issues, they need to avoid treating history as a static metaphor. To better understand the forces that shape the future, history is better viewed as a past experiment that provides an example of the consequences of social and economic pressures iteratively acting on one another. If history is viewed solely as metaphor, each historical event is simply transferred into a supposed analogous event in the present situation. Cause and effect logic are necessarily withheld because then the simplistic metaphor would be less easy to apply. The focus is on understanding why historical events associated with historical deregulation occurred, and then applying that knowledge to the currently available information in an effort to understand the implication of the current situation.
Thus what happened in the past is not so important as to why it happened. The
"what" may or may not be transferable to the present situation, but the "why" is always transferable.

History also provides an easy means to frame a conjecture or hypotheses and apply it to the present under the guise of "historical evidence suggests..."
Deregulation of the electric utility industry represents an enormous opportunity to mismanage a massive amount of financial and engineering assets with socially detrimental repercussions. Therefore, using the scientific method as much as possible to verify conjectures/hypotheses would seem prudent. Each additional historical event increases the confidence in the hypothesis.

Further, the computer simulation of the sequence of events forces self-consistency and falsifies any inappropriate or insupportable inferences
(including an entire hypothesis). Given the limited data and myriad of unknowable options available to clever participants in the deregulation process, the "proof" of validity remains impossible, but the falsification or the inability to falsify an hypothesis adds the only confidence that any conclusions drawn from a hypothesis are worthy of consideration. (Popper 1963)

Through the historical analysis of multiple deregulation events in cooperation with causal simulation, the probable can be separated from the improbable. And in the context of Sherlock Holmes, once all the hypotheses are considered and the impossible and improbable is removed, only the probable is left. As will be shown below, most of the future outcomes currently assumed valid by U.S.
utilities fall into the impossible category.

The transition from a regulated environment to a deregulated market, rules change by definition. The rules of the game are the victim of the dynamic economic environment as it affects the players. As a real or imagined threat to one segment of the economy (society) exceeds the coping limits of that segment, rationalizations of "unfairness" force new laws that change the never-level playing field for some other economic player and, after a delay, new economic pressures and new laws cycle through time and place. Thus, the currently proposed U.S. rules simply represent one of many past and future steps in the process of world wide deregulation.


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Specific to the U.S. energy perspective, the oil shocks of the 1970s are often blamed for high inflation which had a consequential adverse impact on the cost of capital intensive nuclear power generating stations. Similarly, the Air
Quality Acts are often blamed for increasing the costs of fossil fuel-fired generation. The economic downturn in this period, further quenched demand growth, and soon newly completed but now unneeded, generation entered the market causing yet further price shocks. These economic pressures on the utilities led to economic pressures on consumers which then combined to place pressure on regulatory bodies. The result was the Public Utilities Policy Act of 1978 (PURPA
1978). Although Congress designed PURPA to allow alternative sources of generation and thus bring costs down, this new law simply modified the existing market distortions necessarily caused by regulation. In an effort to take either full advantage or full defense of the new law, both able energy customers and energy suppliers acted in their self-interest.

Industrial customers constructed cogeneration that left captive customers with even greater cost burdens. The new qualified facilities (QFs) displaced utility generation by dictate while demanding relatively high prices for their product.
With the limited transmission access of the QFs, the still often rising costs to captive consumers, and now the financial threat/damage from QFs to the regulated utilities with market restrictions on regulated utilities due to the Public
Utility Holding Company Act (PUHCA 1932), all parties found due cause to request legislative relief. The Energy Policy Act of 1992 (EPACT 1992) became the response. It allowed EWGs (exempt wholesale generators) to sell and produce power outside of the restriction of PUHCA and many other Federal Energy
Regulatory Comnission (FERC) constraints. Further, it amended section 212 of the Federal Power Act2 to promote transmission access. However, EPACT still limited the required transmission access and further threatened the market capability of the investor-owned utilities, especially as industrial and municipal customers determined that the utility has a requirement to serve but that customers did not have a requirement to be served. The fear of stranded costs as customers left caused utilities to maintain pressure on FERC. Given FERC's powers as now limited to transmission issues, any stranded cost rulings would naturally have to be constructed within that context. Therefore, the so called Mega-NOPR and the Final Open Access Ruling, in the context of evolving deregulation, represent more a stranded-cost act rather than a transmission imperative. The Open Access
Ruling cautiously addressed the States' issues, but its passage will only heighten potential conflict between Federal and State jurisdiction.

As FERC notes, the solutions to immediate problems can lead to future problems.
"In addition, allowing direct assignment of stranded costs will ensure that there are no stranded costs left to be borne by the remaining customer base or by the shareholders. This, in turn, will ensure that the financial health of the industry is not placed in jeopardy. If some customers are permitted to leave their suppliers without paying for costs incurred to serve them, this may cause an excessive burden on the remaining customers (such as residential) who cannot leave and therefore may have to bear those costs. Moreover, the prospect or lack thereof for recovering such costs from rate-payers could erode a utility's access to


2 16 U.S.C.  824.
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capital markets or significantly increase the utility's cost of capital. This higher cost of capital could precipitate other customers leaving the system which, in turn, could cause others to leave. Such a spiral could be difficult to stop once begun."(3)

Looking at the short-sighted "expected" consequences of the Open Access Ruling as if they are the final word, fails to provide the direction needed to safely steer the industry through its stormy future. Although much of economics focuses on the equilibrium, examples of equilibrium conditions in the commodity market can seldom be found. The transient disequilibrium conditions forced on the system by going from a regulated to a deregulated environment will last until existing power plants, transmission lines, and customer equipment convert to a configuration appropriate for the new environment. During this multiple year transition, market distortions necessarily exist which provide opportunities to the clever and catastrophic problems to the unwary.

The next section reviews other deregulation phenomena to ascertain any apparent cause and effects. The perspective taken is like that of a good historian who is only able to understand history after the fact, at a distance, and after biases cease to predetermine the conclusions. In the vein of engineering systems analysis, the understanding comes from viewing the entire transient behavior not just a brief part. Consequently, this review regards deregulation as several overlapping phases moving both in time and geographically.


3 Mega-NOPR (ERC 1995), Section III.F.3.b


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                   OTHER INDUSTRY VERSUS ELECTRIC DEREGULATION


Within the dynamics of deregulation for any industry, some characteristics have analogies in the electric utility industry and some do not. For example, in the airline industry, the massive consolidation, cyclical profitability, price volatility and competitive gaming have serious relevance to the electric industry. On the other hand, product differentiation at the consumer level would appear to be a false hope. When selecting a long-distance telephone company, customers would find intermittent reliability, high noise and distortion unacceptable. If one car manufacture or airline offers a special program, all soon follow. While there will always be niche demands for specialized services and needs, the mainstream markets will most likely simply demand uniform, high quality standards that pre-empt "quality" and "service" distinctions like economy and first-class airline seating. Consequently, categories of electricity supply, added utility services, and creative but static pricing may be relevant to small niche markets but not the mainstream.

The consolidation of the airline industry should alert utility strategists to upcoming battle grounds. In fact, the metaphor of war may provide the most realistic understanding of industry dynamics. War connotes battles where effective strategies and stronger forces may win a battle, but other uncontrollable elements may thwart the best laid plans. The battlefields move and change from day to day. The only equilibrium is a final victory for one
(possibly allied) force. Treaties from higher authorities may prevent the final call, but even treaties need clear demarcations and a limited number of players to be feasible. Other speakers use this metaphor along with the language that validates it. For example, a recent lead article in Forbes focused on the utilities declaring "war" and that "the last peaceful sanctuary of monopoly is breaking up into a ferocious field of mergers and marketing maneuvers. Now for round two." (Nulty 1995) The number of victors in war coincides with the number of victors in competition. Within essentially any industry, the top five companies are easily named. Naming the top ten is not only difficult, it is problematic because niche players who are dissimilar to the top companies are needed to complete the list. As governments may join to limit a war, anti-trust limits battles on native soil.

Early in 1996, Bonneville Power Administration (BPA) and Tennessee Valley
Authority (IVA) transferred power essentially from one end of the country to the other. The technical arguments against nation-wide utilities became moot. Many studies show that given enough persuasion, arguing anti-trust and loss-of free-market when the number of major players exceed five or six is insupportable. (Newbery 1992, Anderson 1996) Thus, in the airline industry, United, Northwest, Delta, American, and U.S. Air, come to mind easily but Eastern, Pan Am, and Peoples Exptess come only as memories. Even among the survivors, some "big" names now play minor, almost unrecognizable toles among a field of niche players feasting on the scraps of the major players. To argue differently for the electric industry would be ill-founded.


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To make the point clear, large corporations stay out of any market where they discern a market potential below 33%. Many leave the primary market when their share falls much below 20%. Economies of scale exist in essentially every industry. These economies may shift during an transition from one market
(regulated) to another (deregulated) and cause divestiture from existing business unit relationships that served the old regime, but the economic pressures ultimately point in the direction of re-integration. The British government expended serious effort separating the Regional Energy Companies
(RECs - the distribution companies) and generation companies into self-contained entities. Yet, in less than five years, from their March 1991 creation, announced proposals indicate that soon only five vertically integrated players will eventually exist. In the initial days of the airline deregulation, the cry was "five in '85. So it was and is.

In telecommunications, the initial days of deregulation were noted by significant and volatile, almost fickle, switching from one long-distance carrier to another. But in more recent times, consumers are less likely to change, especially small consumers to niche suppliers. Similarly, the limited and initial electric experience indicates that only a 5% price differential will cause customer switching. Although the specific reasoning is different, the dynamics of both industries have the same resultant behavior. In the telecommunications industry, large uncertainty and great expectations existed during the initial phases of deregulation. The industry itself was unsure of what the market would bear. Prices and options came in abundant numbers with great variance.

The first choice of response for a customer is to simply move from the existing provider or not move at all. Consistent with simple biological behavior, the first option represents the only available exploratory opportunity, the other represents the inherent (human) fear of change. The first-to-move customers represent self-selected samples from a statistical perspective ,and thus do not, in general, represent the behavior of the majority. These early respondents are those who have the ability to avoid all choices. Large industrial clients can buy airplanes to avoid commercial carriers, buy satellite space or microwave dishes to bypass most communications needs, and build cogeneration to avoid electric utility industry uncertainty. When middle-income individuals decide to take a vacation, they are very price sensitive and can avoid the flight altogether, but when faced with a business trip requiring commercial airlines, the options are limited and price impacts are likewise limited.

In all cases, the requirement to have a service, such as electricity is contingent on other needs of production, whether running a household or a factory. Given the long-lived factors of economic production, such as buildings and process equipment, the short-term utilization decision depends on cash flows and other costs.

In the long-term, new production can make the choices with due consideration of all other process options. In both cases, information is uncertain, and the decision making follows a qualitative choice process noted as Random Utility
Maximization (McFadden 1962, Train 1986,Cambridge Systematics 1982, Ben-Akiva
1985). The essence of this theory is graphically shown below. Given three choices (1,2,3), the perceived utility (or value) of each choice among the population of decision-makers does not represent a point but rather a distribution. The information is uncertain as are the secondary consequences of each choice. The first choice will be selected the fraction of the occasions it is perceived as having less


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cost (in this example) than the other two choices; this is primarily the area
"A." The fraction of the occasions the second choice is perceived as preferred is in area "B," and those who select the third choice are in area "C."(4) The sum of the areas equals the area under the total choice "1" curve. If the area of this curve is normalized to one, the area representing each choice is the market share. /




                            Perceived Fuel-Use Cost

                           [Figure 1: Market Choice]

If area "C" represents those who changed suppliers "3" with a 5% differential, the remaining portion of curve "3" represents those who did not change. For many, a very large differential is needed to cause market share movement. Many customers have greater priorities than reducing energy costs and only dramatic changes in the importance of energy costs would change those priorities. This explanation of market choice and historical evidence also indicates that markets that begin stable will remain relatively stable provided that the supplier does not add excessive uncertainty in its price/market signals.

This market choice phenomena also implies that the low cost electricity provider need not be the "winner" of the market. United Airlines, AT&T, and Compaq do not represent low cost producers, yet they command winning market shares and profits. Indeed, just as airlines and automobile manufactures maintain huge cash reserves to withstand down-cycles, cash will to a large extent determine the winner in the utility wars. The low-cost producer is often the low-cash producer as well and, thereby, the low-cost producers seal their own fate.

Despite the apparent emphasis on demand, the actual purpose of this discussion is to indicate why demand dynamics are not an important part of the deregulation process. Generation company behaviors and their impact on transmission and prices dominate the deregulation. The demand dynamics pale when compared to those generation gaming can provide.

Technology plays a role in both the telecommunications and electric utility industry, but it causes different dynamics. Technology in the telecommunications can change and be


4 This not strictly true, but the mathematical details would not affect the argument.


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implemented quickly. In the electric industry, given institutional and financial barriers, the old technology often remains for decades. Nonetheless, new technology quickly controls the market margin for electricity. In both industries, prices do not drop as fast as technology may indicate and corporate profits increase. (Newbery 1995, p. 60) For the telecommunication industry, it means that market consolidation can still result in declining prices. For the electric utility, industry prices may actually rise as they have in the airline industry. (Newbery 1995, p. 59)

Finally, the local monopoly for telephone communications lasted until early
1996. Again, the economic pressures caused laws to change and vertical integration to reform. New technology, such as cable television merely adds to the consolidation process. Almost immediately after legal barriers were removed, U.S. West made acquisitions to take a leadership role in local and long-distance communications. Its increased holdings in TCI and Time-Warner, along with AT&T's entry in local service, strongly indicate the power of economics to consolidate the market. The recent massive mergers of local telephone companies entering the long-distance market threaten such companies as Sprint GTE, and these actions indicate that the consolidation to five or so vertically integrated telephone carries would appear to be a realistic expectation.

Before turning directly to electricity deregulation, the banking and natural gas industry present lessons possibly unappreciated. Banking mergers and the cyclical behavior of regulation made many headlines in the past few years. While the Savings and Loan crisis and its re-regulation remains in memory, new rules allow subsidiaries to make many of the loans re-regulation appeared designed to prevent.

The natural gas industry continues to have (pipeline) capacity constrained markets. This feature causes price pressure but the ability to store gas and, to some extent, control purchase timing, limits the price excursions. In the electric industry, the lack of storage and the instantaneous (possibly planned)
reduction in available capacity can cause much more dramatic pricing volatility.
In the UK, the system marginal price (SMP) can stay for significant periods at
0.0 mills/kWh and at other the times can rise to 1776mills/kwh! The ability to sell at such prices generates large incentives to make sure the market
(distortions) produce those prices. To obtain an idea of the actual half-hour by half-hour market fluctuations, note that Figure 2 is the smoothed average values of daily prices.
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              Figure 2: Smoothed Pool Price Volatility (POOL 1996)



While capital costs and institutional barriers limit "retail wheeling" market pressures in the gas Local Distribution Companies (LDC), few industrial clients now use the LDC for anything other than transportation. Similarly, even for
"protected" municipal utilities, industrial customers are finding the means to bypass the conventional limitations. Because municipal gas companies are rare entities, the electric market pressures will include entraining the additional public power entities. The efforts to privatize federal Power Marketing
Administration (PMA) power reflect the pressures of the times. As BPA, TVA, and
Western Area Power Administration (WAPA) suffer seemingly endless debates in
Congress, each step of "progress" will make the position of municipal and cooperative entities more of a market option for larger market players.
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                 IMPLICATIONS FOR THE ELECTRIC UTILITY INDUSTRY



The official UK deregulation is often considered to have occurred on March 1, 1991. As of summer 1996, privatization of the nuclear components and the National Grid Company (NGC) appeared imminent. This report emphasizes the UK industry as an appropriate vehicle to study deregulation, because of all the countries "deregulating" their electric industry, it contains the most relevant similarities to the U.S. The "irrelevant" differences also clarify experiences that the U.S. may expect that were not experienced in the UK. In countries such as Chile, Argentina, and the Philippines, the effort is more privatization of generation than deregulation. Further, these markets are small compared to the U.S. and their high economic/energy growth indicates a strong need for foreign capital to sustain the needed growth. Thus, for now these markets (including those forming in Japan and New Zealand) do not have the same economic pressures as the more stable (sluggish) markets of the UK and the U.S. Nonetheless, the market pressures discussed later in this report will still dominate.

Australian deregulation has many of the appearances of the UK system. However, the bidding process, dispatch controls, and scope of remaining regulation limit the market gaming activities available to the UK and the U.S. Nonetheless, evidence of gaming both the prices and availability grows daily as will be presented later.

Canadian Crown utilities serve a large social function just as large PMA's like
BPA and TVA serve in the U.S. Like the UK before deregulation, most Canadian utilities are owned by the Crown, albeit at the provincial level in Canada.
Canada is entering the very early phases of deregulation by slowly opening wholesale markets. The geography of Canada limits the east-west flows. Issues over the sovereignty of Quebec, the need for power in New England, and the advantages to U.S. utilities to have access to Canadian generation, customers, and transmission would indicate that Canada will soon be drawn into the U.S.
deregulation fray.(5)

The substantial UK market could exemplify any major region in the U.S. And what occurs at the regional level applies to the U.S. and Canada as a whole. With an average load of 50,000IW, the UK capacity mix includes both old and new, nuclear, hydro, pumped storage, combined cycle, gas, oil, waste, coal, and wind generation. With the initial break-up, the UK system was comprised of 12 RECs plus three primary generators plus independent power producers (IPPs), "special" entities such as pumped storage facilities owned by the NGC (National Grid
Company), and two vertically integrated Scottish entities. The UK industry faces strong labor unions and take-or-pay fuel contracts just like many U.S.
utilities. In the case of Scottish Power, national "security" interests can dominate policy making and, in the case of Southern Companies International's recent acquisition of the SWEB (South West Electric Board) REC, only minor foreign ownership concerns exist.

5    In addition, the relationships with Canadian utilities may furnish U.S.
     utilities with some temporary protection from FERC specific rulings.


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Unlike the U.S., the UK government completely owned the original Central
Electricity Generating Board (CEGB) whose break-up and privatization led to the current system structure. Retrospectively, the CEGB components were sold for less than 20% of the estimated book value. Further, the UK formally regulates the RECs via prices that escalate with inflation less any productivity gains, as opposed to the rate-of-return regulation in the U.S. Under-priced assets along with the new flexibility to control costs, naturally led to impressive profits.
Because most of the U.S. system is privately held, this mechanism for profit-taking will not be part of the U.S. market dynamic - other than possibly through the acquisition of municipal, cooperative and large federal PMA assets.

The British system is essentially a spot market pool where all participants must bid in the day before. The NGC then determines a least-cost dispatch based on anticipated load, merit order (bid prices), and plant availability. For the next day's dispatch all generators are paid the current system marginal price (the bid price of the most expensive generation unit needed to operate). Transmission limitations, voltage/frequency control, and load following may require some higher costs plants to be dispatched early (constrained-on). Some lower cost generation may not be compatible with current load conditions and could be constrained-off. All available generators, running or not, receive a capacity payment (called the LOLP) which is the LOLP*(VOLL-max(SMP,bid price)). Here the LOLP is the loss of load probability and VOLL is the value of loss of load. By making plants "unavailable," generators can dramatically affect the value of this capacity charge. The capacity charge plus the System Marginal Price (SMP) determines the pool purchase price (PPP). Adding the average cost of transmission, including losses, plus payments to constrained-off generation, gives the pool selling price (PSP) that RECs would experience Figure 3 shows the 28-day averaged prices as they change with supply and demand. The daily-averaged prices will be shown later. Note that at this level of averaging supply and demand, economics provide the expected results. As will also be shown later, the relationship between supply/demand and prices diverge from simplistic classical notions when short-term (day-to-day and half-hour-to half-hour) gaming and the associated counter responses add to the market dynamics.


6    The difference between the PSP and PPP is called uplift.


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                   Twenty Eight Day Average Prices
                   From December 1994 to February 1996


     [Figure 3: Long-Term Averages of Supply, Demand and Price (POOL 1996)]

All generation must be included in the centrally dispatched pool. Therefore firm agreements with customers are developed using "contract-for-differences" or CfDs. With these contracts the generator "gives" back to the customer any PSP revenue over the contract price and the customer gives to the generator any make-up revenue when the PSP is below the contract price.

The physical constraints on the system as well as necessary payment rules, cause market distortions that generators can game to their advantage and others' disadvantage. Additional rules designed to avoid disequities or excessive profit taking, represent by definition additional distortions and additional, albeit different, gaming tactics. This gaming option makes "optimal planning" and "equilibrium-pricing" questionable points because any gaming causes a (sub-optimal) loss from the competitor's optimal plan to benefit the game player. Any games that cause prices to rise represent insider information that can increase profits. Any price reduction that could be detrimental to a competitor's tactic limits the use of that tactic in the future. Thus, volatile pricing and rewards for "surprise" tactics constitute the preferred market condition. This phenomena commonly denotes a commodity market, and as Newbery notes, over several months the noise does average to the expected marginal cost of new generation as "equilibrium" economics would contend.
(Newbery 1995, p 54)

For example, low bids that place "higher cost" larger units online early can degrade the system to the extent that other low-cost/low-bid units are constrained-off. The market price rises as higher-cost/higher-bid plants are brought on-line to serve load. This price can more than compensate for the low bid-in of the gaming unit. The constrained-off units would find any efforts to prevent such actions as counterproductive and therefore settle for a scheme that provides the constrained-off units the "profits" (SMP less bid price) it would


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have received if it were online. Thus, the constrained-off generators have interpreted the rules (gamed) to obtain "advantage" from the higher SMP caused by the gaming.

If a generator has multiple small high cost plants, it can play the niche market to the same effect. Putting a plant on-line early may distort the dispatch and constrain-off a unit. This makes the SMP increase and either one of its plants that follow in the merit order would come on-line or the distortion can be played to "force" one of its unit to be "constrained-on" at a purposefully gamed high bid price.

If a generator has multiple large low-cost units, the "sudden outage" of one unit may again cause a sharp increase in the SMP. This could make the remaining operating units more profitable than the full complement of units would have otherwise been. Figure 4 shows the volatility of plant availability.

The capacity charge (LOLP) is a strong function of available capacity versus expected demand. Although plants can be made rated at zero capacity, plants can still be declared unavailable (and available) on short notice. All "available" plants receive the capacity charge (the difference between PPP and SMP). Within the opening moments of UK deregulation, "unproved" cases of connived unavailability that raised LOLP countered by sudden availability to take advantage of the high LOLP resulted in new rules that now require averaging capacity over 8 days to derive the LOLP charge. Nonetheless, if a plant does become unavailable, it may now be in the best interest of the "unavailable" unit to stay off line until the ninth day so that it can take advantage of increased price impacts of its own outage. Further, other units may recognize the slope of the LOLP cost curve and declare outages to further increase in the near future value of available (but possibly not running) plants.

In a game of strategy such as chess, each piece serves a purpose. Having all one's playing pieces be bishops, rooks or knights would generally lead to a losing situation. The pieces work together to produce a checkmate. Their individual characteristics add a plethora of options that can be combined to produce effective strategies. So also the mix of generation allows a utility to game the deregulated energy markets such that the generator has a viable response to any market condition. Because even successful gaming produces some
"lost battles" among the victories, the supply line that allows a successful campaign must insure sustainable cash reserves.7 Self-ordained low cost producers restrict their own cash flows in a blitzkrieg to conquer the market.
They, however, simply incite a "resistance" response and face "unfair" tactics from those unwilling to lose. Varied plant types provide options for flexible pricing and capacity gaming. As in Darwinian biology, flexible response capabilities survive over a rigid "single-response-suits-all-threats" strategy.

7 A review of UK utility financials, indicate 60% to 80% of a company's assets are in cash or easily liquidated investments. This feature is indeed foreign to U.S. utilities but quite consistent with a transitional market asset management
General Motors and Ford Motors have over $32B in cash and feel they need yet more cash to accommodate the competitive commodity cycle of the automotive market.

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                           Total available capacities

                               (a) National Power

       GW
       26

       01-Apr 15-Apr 29-Apr 13-May 27-May 10-Jun 24-Jun 08-Jul 22 Jul 05-Aug
19-Aug 02-Sep 16-Sep 30-Sep

                                  (b) PowerGen

       aw
       16

       01-Apr 15 Apr 29 Apr 13-May 27-May 10 Jun 24 Jun 08 Jul 22 Jul 05 Aug 19
Aug 02 Sep 16 Sep 30-Sep

                              (c) Nuclear Electric


       01-Apr 15-Apr 29-Apr 13-May 27-May 10-Jun 24-Jun 08-Jul 22-Jul 05-
Aug 19-Aug 02-Sep 16-Sep 30-Sep


                                   1991 992
              6~~ S........



                    Figure 4: Capacity Available (OFFER 1992)



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                              DEREGULATION DYNAMICS


Some of the insights presented here come from experience with a utility deregulation gaming tool called CIGMOD (Competitive Industry Gaming Model), a simulation package developed by Systematic Solutions, Inc. in 1986 for the State of Illinois. (Zhang 1988) When originally developed, the model required the inclusion of mergers, acquisitions and bankruptcies to allow reasonable results in the future. Although no one could find fault with the model, these features were just beyond rational consideration. Additionally, the model represented how utilities act during a transition to protect themselves either in an effort to retain status quo if the current position is preferred or to take dramatic gambits if loss is imminent. In other words, the deregulated utility system may have pressures to come to equilibrium, but the unwillingness of "losers" to peacefully exit from a "new" system where the old rules that promoted them no longer apply, causes the "system" to overshoot and undershoot the equilibrium solution during the transition from regulation to deregulation. This occurs because the "equilibrium" is the worst position for the loser, and the "winners" must adjust to the "distortion" or succumb to the "loser-become-mavetick-winner." Today the model is more widely accepted and clarifies the large gap between hopes and reality. The model can be played as person against computer or teams of people playing the part of the different generation and retail companies operating within the confines of transmission and regulatory constraints (that can change). Despite human efforts to change the rules and avoid pitfalls, the characteristic dynamics of the deregulation always appear. Eventually, the participants prove to themselves that reality must look more like this simulated "micro-world" than the idealized world that they assumed. Thus, they may become receptive to looking outside of the energy industry or the U.S. for past experiences of deregulation that are now relevant to them.

Most U.S. utilities believe that the experience in the UK or another country has little to tell them. Conversely the UK would believe that the U.S. experience had little relevance to the UK deregulation. Yet, when the CIGMOD model was modified to reflect the "unique features" for the UK and European energy system, CIGMOD didn't provide "expected" results. Price regulation as stated could not produce stable results and the assumed economic-competitive behavior of the market system did not produce the volatility seen in actual generation and prices. However, by simply taking the US-dominated rate-of-return approach and including a ratchet effect, the prices and price caps appeared naturally.
Further, the over building of capacity and oscillation in generation then appeared as "conventional" business-school case studies would indicate - a high rate of return invokes market entry and construction delays cause excess market entry. Incumbents then act to maintain market share. Independently, Professor
Banks of Uppsala University in Sweden drew the same conclusion that UK price regulation was just another form of rate of return, and the dynamics of deregulation would require re-regulation because the physically constrained system produces signals inconsistent with the movement to an "equilibrium" solution. (Banks 1995) Even Newbery now notes that the price regulation "hinges on what is thought to be a reasonable rate of return." Newbery 1995a, p. 19)


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CIGMOD has the unique (tested) capability to realistically analyze the strategies and impacts of deregulation, including the effects of changing rules and other uncertainties. CIGMOD can be parameterized to represent the actual market environment of a utility and its competitors. Gaming strategies, mergers, and alternative rule-making can be tested for benefits and potential pitfalls.
Successful, robust business approaches and opportunities can be developed with the use of the HYPERSENS confidence/validation approach. (Ford 1979)

Alternative limited, short-sighted, approaches fail to understand the dynamic and volatile nature of the moving target called deregulation. They also lack the ability to consider the basic premise of market success that "changing the rules is the rule." The most important point is that deregulation is not static. The rules change over time as the "losers" demand "fairness" and as "winners" learn the benefits of circumventing existing rules. The popular static view assumes that smooth-sloped market clearing prices cause stable equilibrium markets with low-cost producers winning all. The transition from a regulated market to a deregulated market (especially one without storage/inventories) is tumultuous with massive consolidation before a stable structure occurs. As noted earlier, there are only five or so major players in any commodity market, and all evidence indicates that the electric utility industry will not be exempt from this market dynamic.

Eighteen months ago when the main conclusions noted in this report were developed, the Open Access FERC ruling had not been released, no one was talking retail wheeling or divestiture. And mergers were just part of a strategy to prop up dividends. (Eenergy 1996, p. 3) Now 41 states are considering retail wheeling by 1997. Several commissions now have draft deregulation rulings that mandate divestiture (for example see the Vermont Department of Public Service's - VTDPS
- and the Maine Public Utility Commission's - MPUC - Draft Restructuring Dockets on the World-Wide-Web: www.state.vt.us/psd and www.state.me.us/mpuc respectively, as well as the "Blue Prints" section in LCG's www.energyonline.com.) The U.S. Congress is proposing to require retail wheeling for the municipal as well as the rest of the market by the year 2000.
Additionally, PUHCA would be effectively repealed, state commissions would no longer have jurisdiction over retail rates, and the renewable generation requirements of PURPA would be repealed. (CONGRESS 1996)

In the originally proposed FERC Mega-NOPR (FERC 1995), the assumption of an optimal world where utilities behave according to the spirit of the law pervades the documents. The commentary in the Final Open Access Ruling, however, indicates the concerns of other utilities that a competitor can take advantage of FERC requirements. Possibly without full recognition of the implications, the word "gaming" (with implications of its associated power) now appears in the Ruling (FERC 1995, P. 472).

Although gaming causes price volatility and although many U.S. utility managers have used the words "chaos" and "unethical" to describe gaming strategies, the market essentially demands these tactics to insure that creative actions are available to keep the supply and demand links "alive." Despite all the possibilities, the CIGMOD efforts indicated that all the actions can be simply categorized in the context of a repetitive "prisoner's dilemma."


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Now others have noted the situation as well. As Helm states: "However, note that if the RECs also have market power then there will be a type of prisoner's dilemma problem on their contracting strategies." (Helm 1995, p.10) With the prisoner's dilemma, only a handful of options exist and only a subgroup of those result in sustainable success. Thus, the gaming is actually finite and understandable. But as it is said for the lotteries, "you have to play in order to win."

Current regulatory and utility efforts focus on transmission access, stranded investments, and bulk power markets. Looking at the current phase of U.S.
deregulation as if it were any more than one more transitional phase would pose unwelcome surprises to the industry. Further, industry analysts often assume that this electricity deregulation will be identical to some other U.S. or international deregulation experience. While much can be gleaned from other deregulation experiences, the "why" something happened is much more insightful than the "what happened." This report emphasizes the evolution of the U.S.
deregulation and focuses on the impacts and options, especially gaming options, that the industry will encounter. Many of the less obvious features of the UK, previous U.S., and other country deregulation experiences play a larger role in the future responses than presented in the popular literature. The resulting picture is far different than that associated with the simplistic expectations of the Mega-NOPR and the final Open Access Ruling. (Recent views are recognizing some of the unique combined dynamics of utility deregulation caused by the interaction of physical and economic "laws." (Hogan 1995)) The cause of this limited view within the industry rests partially in the American faith in an optimized, controlled future, and partially in the human condition that asks only the questions deemed relevant from its own limited historical perspective and hears only answers that corroborate that perspective. Lastly, misperceptions arise from the supposed inability to analyze the dynamic feedback character of the market place as it makes the transition from a regulated market to a mature deregulated market. Although detailed representations of the future market remain outside of the ability of predication, basic characteristics, knowledge of which is crucial to survival in that market, can be discussed with a high degree of confidence.

In the UK between 1991 and 1995, some RECs saw their returns on sales nearly double, and the two private generators have reaped even bigger increases in profits. (Tabors 1996, p. 46) As Tabor goes on to explain, "The British experience suggests that the market rules cannot be gotten right on the first try if the goal is a pre-designed supervised market. The regulatory interference has prevented the types of market mechanism ... normally seen in a commodity type market." (Tabors 1996, p. 47) Finally, "both Britain's and Norway's experiences show that after the parts of the old electric structure are separated, some will naturally aggregate once more into different entities that are frequently vertical as they were before. This development should not be surprising, given that there has always been economies of scope, if not of scale, in the industry. What has changed is that where monopoly ruled in the past, now competition exists between the vertically integrated units. And where in the past users had little if any choice in product, they now see competition in the products offered in the market." (Tabors 1996, p. 49)

Also in the UK, the present calculation of LOLP still makes it profitable to carry excess capacity and promotes excess entry. Newbery 1995, p.59) The existence of older plants that have marginal costs in excess of the new combined-cycle gas-turbine (CCGT) plants also


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promotes market entry even when excess capacity exists. To counter the building of the lower cost plants with their subsequent impact on incumbent market share and profits, incumbent generators are forced to build yet more CCGTs to remain competitive. To make the system appear balanced, plants can be temporarily declared unavailable, at zero capacity, or disconnected to avoid connect fees.
Plants can be decommissioned but with six months notice be re-commissioned (Pool
Rules 1995) In either instance, the build-up of physically- available excess capacity occurs. The same market forces that cause this phenomena in the UK exist to a greater extent in the U.S.

Hunt argues strongly that once the genie is out of the bag, the dynamics of change push deregulation forward to its universal end that includes retail wheeling and the full divestiture of assets. Any rules require definitions. "The definitions will inevitably be ragged." (Hunt 1996, P. 61) Hunt calls the endpoint "MODEL 4," designating choice among all generators retailers and customers. (Hunt 1996, P. 22) She does not go on to consider the financial consolidation impacts this engenders, but her arguments clearly validate the legitimacy of the first 5 "phases" of deregulation outlined below.


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                             PHASES OF DEREGULATION

The six phases of deregulation represent one of many possible classifications.
Further, they overlap. The last phase may begin before the first phase ends.
Some phases may dominate the market and regulatory scene for years while others may pass through before they are recognized. Supporting evidence from a wide range of authors maintains that the system will pass through all the phases without exception and reach the final phase as its still dynamic endpoint. If true, these "dynamics of deregulation" indicate that the short-sighted focus on the current Phase 1 is ill-founded and that the vast majority of utilities will soon be dissolved and then absorbed by irrepressible market forces.

The six phases are:

Phase 1 - Transitional Market
Phase 2 - Massive Restructuring
Phase 3 - System Divestiture
Phase 4 - Market Gaming
Phase 5 - Re-regulation
Phase 6 - Industry Consolidation

                          PHASE 1- TRANSITIONAL MARKET

The period of time prior to Phase 1 would represent the economic pressures and historical events that made the status quo untenable. Phase 1 represents those dynamics that move the market from regulatory pressures and responses to competitive market forces and responses. As noted above, this phase is just the turning point in a continuous evolution that now lets the market forces dictate electricity supply and regulatory responses. These dynamics suggest that the original Mega-NOPR was just one of many rulings that have come and will come. It implicates that each new ruling will release more of the regulatory control and increase competitive market control. The changes between the Open Access Ruling and the original Mega-NOPR alone substantiate this premise. By looking at the history that brought the industry to this point, one recognizes that the Open
Access Ruling has little to do with transmission. Transmission simply provides the last vestiges of control. This control is needed as regulators continue to respond to complainants who want a level playing field that tilts in their favor. New laws come about only when some entity has the motivation and the ability to make a case for change. If no one complained, no laws would change.
This perspective implies that laws are and will remain the victim of social forces and not the perpetrator. As each rule affects a new set of constituents, more rules are invoked in the name of "fairness." Ultimately the rules increase to the point where compliance

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becomes an overwhelming task. At this point, a collective solution that removes direct responsibility must come into being. For the utilities, this is the Poolco or Independent System Operator (ISO). Despite all the commission efforts and hearings, the "dynamics of deregulation" indicate that this solution occurs without choice.

The transition phase corresponds to an attempt at "giving" up control while controlling the consequences. Each piece of legislation (from PURPA as a response to pubic outcry over rising prices, to the Energy Act of 1992 as a response to utility and non-utility generators demanding more flexibility to respond to each other's market incursions, to the Mega- NOPR and Open Access
Ruling as response to utilities' fear of losing customers and stranded investments) stops the river of deregulation from moving in one direction but increases the force of the inevitable flood in another. New "threats" produce new counter actions that continue the cycle.

As part of the transition, U.S. utilities apply their standard optimization approaches to determine "market clearing prices" and how their plants fare. As the UK utilities have learned, the old "optimal" analyses don't work because in a competitive environment with physical constraints, any "gamed" action makes the optimal plan less than optimal, and the competitor's loss is the game player's win. Further, this "gaming" advantage provides economic motivation to avoid the "market clearing price" and to keep the market volatile - just like in any other commodity market.

Similarly, the UK generators understand the bulk power markets that form the basis for the initial U.S. deregulation efforts. Newbery notes 'We start with the bulk power market in which the generators trade. The market is highly volatile. Take a recent example, provisional pool purchases prices on Thursday 7
December 1995 varied from 10/MWh to Ll 108/MWh8 (that is from 1p/kwh to 1.11
/kwh, a range of 100:1)." Newbery 1995a, p. 8) The basic tenets of economics are the same in the UK as in the U.S. Both countries harbor distinguished economists with similar sophistication and knowledge. Yet, while the U.S. circle still focuses on optimal behaviors within a hypothetical market, the British economists note the empirical validation that market understanding cannot proceed "with the unrealistic assumption that the [generator] bid was at avoidable cost. (Newbery 1995a, p. 17) Figure 5 displays the dynamics of the bid price for aggregations of plant-types that should have similar, relatively unchanging, avoided costs. "The message from the UK is clear. It was incorrectly assumed that the new commercial entities would continue to operate by the intent of the rules, even if not formally stated, when the new structure began. But commercial markets are commercial markets, profits are profits and any commercial advantage will be taken." (Tabors 1996, p. 49)

The transitional market phase is a time of losing control rather than maintaining it. As rules and concerns multiply, the ISO (independent system operator) creates a solution to the regulatory and operational quagmire. Newbery points out that either an ISO or a central purchasing agent is required.
(Newbery 1996, p. 60) Incumbent generators want confidential contracting and a minimum of open market price information. As such, a

8 Pounds-sterling are currently trading at about 1.6 U.S. dollars. 1 108/MWh equals about $1776/MWh.


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central purchasing agent is presently precluded from U.S. thinking. This means that the current multiple ownership of transmission is a passing fancy. As Hunt points out as well ".. if a monopoly TSO Transmission system operator] did not exist to provide system support [contract resolution/accounting], system users would have to invent one." (Hunt 1995, p. 184). Given the regulatory pricing requirements, the rate of return in the U.S. for transmission will be limited and the needed investment for expansion capital weighty. Therefore, most utilities will want to divest of the transmission system and most commissions will want them to divest. (See Vermont Department of Public Service's - VTDPS - and the Maine Public Utility Commission's - MPUC - Draft Restructuring Dockets on the World-Wide-Web: www.state.vt.us/psd and www.state.me.us/mpuc respectively.) One possibility is that institutions like BPA and TVA would eventually trade ownership of capacity for ownership and control of the transmission system nationwide. These entities have the capability to represent that independent third-party, nationwide public monopoly that Newbery and Hunt offer as a deregulation requirement.

From the position taken in the original Mega-NOPR, FERC also dramatically increases its support of ISOs to the point that it argues the ISO is a "requirement for efficiency" in the final Open Access Ruling. (FERC 1996, pp.
55,59, 267, 276) Other utilities see the need for the ISO to avoid the inevitable market distortion caused by transmission facility owners. However, they currently remain myopic and fail to see the dynamics of the transition that will reverse their logic of forced divestiture as discussed elsewhere in this report. (FERC 1996 p. 56)

But the ISO just leads to the next set of dynamics because the Open Access ruling represents a partial deregulation, lacks universal applicability, and, as such, contains many gray areas, one of which is the discrepancy between transmission via a "contract path" and the actual path that may be physically constrained. Utilities recognize that physical constraints will negate the concept of contract path pricing and contracts, though the Open Access Ruling provides no viable alternative. (FERC 1996, p. 92) An understanding of the transition dynamic indicates that resolution of these problems enter the realm of a national transmission system. In theory, the problem could be resolved if computer based analyses could calculate the actual versus expected flows in real time with a calculation of the marginal costs of constraints. However, that capability does not currently exist, and regional transmission networks only make this problem worse by adding the complexity of transactions across networks.

These considerations led to additional FERC dockets. The new FERC Open Access
Same- time Information System (OASIS) docket (FERC 1996a), reflects the changes that needed to occur between the short interval of the Mega-NOPR and Open Access releases. Section 37.1 of this docket spends significant effort imploring the public power utilities to adhere to reciprocity to the point that a reader seriously doubts the authority of FERC to insure compliance. By section 37.2, FERC again indicates that an ISO is needed to resolve compliance issues, just as the "dynamics of deregulation" would infer. By section 37.4, divestiture is again offered as a potential future requirement. In section 37.5, the authority of FERC within an ISO sitting becomes nebulous. This result is the very reason for forming an ISO. The remainder of the documents can then be read as a discourse on the troubles of contract and transmission capacity resolution that would occur if an ISO is not formed. The

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biggest issue is that the information that OASIS will provide actually encourages another transition dynamic called gaming and does nothing to prevent it. (Helm 1995, p. 17)

                   Comparison first incremental bids


           1:/MWh              (a) Large coal sets             fMWh
           30                                                    30






           20-May 0.Jul 42-Auk 23-Sep 04-N c 27-J1 a  p 01o J 13  2Au
             1991               1991 1992                    1992
                              (b) Medium coal sets

                                                              3~   0




           20-May 01-JUll 12-Aup, 23-Srat 04-Nlw 16-Dwc 27-3a Jo -Ma 20-
                            Apr 01-lua t3-Yul 24-A.

             1991               1991 1992                   1992
                               (c) Small coal sets
           60                                                    y0


                    50 g. -. . ....~~~~~~~~~~~~~~..........................0
             20 I' i                                                      ~w2
           10                                                   j t
           20    1t

              20-May 01t.I 2Ac 2S&p 0-f oV 16-Dec 27-Im 09-Mar 20-
                             Apr 01-wJ 13J. 2A-Ate
             1991               1991 1992                   1 W2
                            [ation Power Powerzen

             Figure 5: BidPrice Dynamics By Plant Type (OFFER 1992)

Similarly, the existence of the Capacity Reservation Open-Access Transmission
Tariffs Docket (FERC 1996b) indicates that the approach for transmission access and pricing in the Open Access Ruling may already need changing. The document recognizes the problems with the contract path, available transmission capacity
(ATC), and network versus point-to- point contract approaches. These concerns may actually promote the problems FERC seeks to avoid by implicitly telling utilities the economic advantages of operating within the ambiguous areas of the ruling.

In addition, even though FERC allows some flexibility on the details of transmission pricing from postage stamp rates to sophisticated marginal (as long as it is cost-based, non- discriminatory, and non anti-competitive), Newbery
(1996, p. 76) argues that whatever is done will not work as hoped. "The evidence from the NGC is that it is difficult to get the transmission prices right, particularly because marginal-cost pricing will not cover total costs. In such cases, price discrimination is typically preferable to uniform pricing, but it is difficult to regulate adequately. Compared to a vertically integrated industry, the outcome is likely to

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be one in which intermediate transactions are less efficient. In the case of the
NGC, the main inefficiencies were that the merit order fails to properly account for transmission costs and that the locational decisions by new generators are inappropriate." This idea of reinventing vertical integration for economic efficiency will be discussed later.

The absence of a transmission monopoly in the Open Access Ruling means that ancillary services become important issues. (FERC 1996 p. 207) In contrast to the UK experience where ancillary services are a minor accounting issue, this feature makes ancillary service gaming an added, volatility producing, and complicating twist to the U.S. market place. (Collins 1996) If one assumes from the discussion that follows that the UK generators receiving marginal costs are receiving a significant rate of return on capital, then capacity charges in excess of what a gas turbine would cost represents essentially pure profit. In
1994/1995, generators received $1421M for just being available and 5821M for generating. (Newbery 1995a, p. 12) It could be argued that the generators made more profit by simply making plants available (in the extreme, not running), than by generating.

To understand this dynamic, the dynamics of ISO or Poolco dispatch needs to be understood. An elegant analysis shows that if 1) all generators in a balanced system bid in at their marginal (variable) costs (as idealized market theory would indicate), that if 2) generation is dispatched in merit order of costs, and that if 3) all generators receive the current marginal cost for their output, then at the end of the day all would receive their market rate of return other than for the capital costs of the last marginal plant. Since this last marginal plant has a higher variable cost (hence, its late loading), its capital cost should be below those of any other plant on line. This added cost should be simply the capital cost component per kWh of an open-cycle gas turbine. Although this calculation formed the basis for the UK system, it neglects the fact that the system may not have the perfect mix of generation and it might not have the optimal values of capacity. The part of the equation these changes correspond to are the capital cost components that must provide "incentive" to add capacity or remove capacity to balance system supply-demand needs. The need for capacity relates to the loss of load probability, and the maximum value of the capacity is the value of energy to the last marginal user of electricity. In the absence of a demand-side market, this price cannot be determined within the daily construct of the generation-only market. Therefore this "price" is set by the regulator, currently almost C30O0/MWh ($5000/MWh), escalating each year via a cost index.

Hunt argues that any type of market stability requires all generators to obtain the same price for the commodity sold at any given time.9 (Hunt 1996, p. 158)
Otherwise the generators would quickly change their bids to insure that they achieve the marginal price. In the current situation, control system and computer limitations prevent this real-time analysis and price strategy. Thus, its idealization is used in the UK by providing all generators the same marginal prices.

9 Nonetheless, it is unclear how much increased instability would occur in daily bidding if the all generators only received their bid price. It would seem however, that outage timing would then become the lever for generators to control their delivery at the moment of dispatch. The operational and reliability ramifications of such a response could indeed be destabilizing from a system security perspective, making price instability issue secondary.

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This above approach to a pool may be required for U.S. ISO operation. As Hunt indicates, the market requires mechanisms for both supply and demand to be quickly responsive to price. When bid prices are set beforehand, generators must use availability to respond. In the UK, the daily market is composed of 48 half hour periods and generators can alter their availability each half hour. This feature and the richness in available bid strategies (generators provide at least 9 prices per bid), however, indicates that multiple or no equilibrium conditions may really exist. (Green 1992)

Although the pool will now "work, secondary dynamics continue to change the scene: "It is not possible to reach an equilibrium with sufficiently low prices to avoid all spare capacity unless the incumbent sign supply contracts, and the main inefficiency arises from excess entry with prices closer to the competitive level but with considerable unnecessary investment expenditure".'0 (Newbery
1996, p. 65) "The new CCGT capacity that deregulation brought forth amounted to 20% of capacity on a system with slow growth and adequate capacity from the beginning." (Newbery 1995a, p. 14). "In Norway, where there are already many generators and excess generation overall, even more generation has been added, albeit to take advantage of technology improvements" [of capacity with lower marginal costs]. (abors 1996, p. 49) Because the U.S. system shows even less competitive equilibrium than the UK, the development of excess capacity should be expected.

In the UK, the "books" show roughly a 20% reserve margin, but that neglects 8GW of "disconnected capacity, some of which may remain permanently off-line but some of which could be resurrected via a sale or need. If all this capacity were included, the reserve margin would approach 40%. Considering the actual closure of uneconomic plants as loss of capacity, the reserve margin in a U.S. context would be closer to 30%. If all planned capacity is considered, including 24.4GW of new/planned CCGT, then the reserve margin approaches 50% by 2000 and subsequently declines as more plants retire. (NGC 1995) This phenomena is again consistent with the pressures expected in the U.S. It is no different than the U.S. "gas bubble" that provided the new gas capacity and soft pricing after its deregulation. It has analogies with the alleged "gas-holdback" in the U.S. when gas was first deregulated that argued producers held back gas to tighten the market or to wait until prices rose. Figure 6 illustrates the "hold-back" dynamics of capacity in the UK electricity market.

t0 Although the spot market then becomes exceedingly volatile due to lack of capacity available to serve it


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                           Total available capacities
                               (a) National Power

             GW

             So

             22                       *                -

             II
             18

             01-Apr 15-Apr 29 Apr 13-May 27-May 10 1m 24Jua OS Jol 224J.l 05-
Aog 19 Aug 02 Sp 16-Sap 30-Sap

                                     (b) PowerGen

             ow

             16

             -14                          ........





       01 Apr 15-Apr 29-Apr 13-May 27-May 104lao 24- 3 .08-Jla 22-Jld 05- Aug
19-Aug 02-Sap 16-Sap 0-Sop

                                   (c) Nuclear Electric

             ow

          l-I--- < .....~~~~~~ ~ ~~~~~~~~~~~~~~~~~~~~~~~~~.............
             4-                                       --      -    S


         01-Apr 15-Apr 29-Apr 13-May 27-May 10-7uu 24-u 08-li 22 Jul 05- Aug 19
Aag 02-Sap 16-Sop 30-Sop

                                     1991 1992



                Figure 6: Declared Capacity Vanation (OFFER 1992)

The U.S. excess capacity will presumably also come from CCGTs. The issue then diverts to gas markets. IPP's in the UK see the gas spot markets "as an attractive option to burning contracted gas for electricity generation, thus effectively raising the expected profits of an IPP with a gas contract, as he can choose whether selling electricity or gas is more profitable." (Newbery
1995a, p. 15) While TransAlta in Canada must decide whether to build plants in the U.S. and ship down gas or build generation plant in Canada and ship electricity to the U.S. as its best option, some U.S. utilities will have the ability to take advantage of this process as implied by the Texas Utilities and Houston Light & Power mergers with large gas utilities. Additional U.S.
recognition of multi-fuel arbitrage advantage is provided in by Vu and Denard.
(Vu 1996) They show that the current "gaming" conditions in the NW are an "arbitrageurs dream." The price of gas and electricity fluctuate by factors of 6 as seen in Figure 7. Available capacity allows market participants to sell "gas by wire" and "electricity by pipeline." Because gas was deregulated first in the U.S., while gas is only currently undergoing deregulation in the UK, realistic
U.S. expectations should include extensive consolidation of the gas markets by electric players.

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                       DAILY PRICE OF ELECTRICITY AND GAS
                              Joxi ls5e.mrnb 1?31J
          Wactrs Pt&M t*AA~ll                      Gas BUT *WM

          25-

          10-                                                $ty

          5    _                                            50.50
            Jun    Jul    A$V.'  3:t     Oct    NOV'     it
          $W*; D@~~     ~   dm


    Figure 7: Arbitrage of Gas and Electriciy in the U.S. Northwest (Vu 1996)


Even the orthodox industry perspective, with its strong anti-risk and pro-regulatory bias notes that "if the UK experience is anything to go by, the incentives will remain imperfect enough to threaten not a shortage of investment but a substantial over-capacity." (McGowan 1995)

With excess capacity, generators have incentives to overbook capacity in an attempt to maximize its utilization. The creation of forward markets, as discussed in the U.S., might limit overbooking. In the UK, however, existing forward markets are seldom used. (Newbery 1995 p. 45.) This is because the generator's own excess capacity can be brought on-line for near marginal cost whereas a forward market would generally include fixed plus variable costs. A forward market is a hedge, an insurance. In an excess capacity situation, self-insurance using one's own excess capacity is more cost effective.

The forces that even partial deregulation unleashes spread quickly. Even the Canadian industries are now demanding rapid Canadian utility deregulation and TransAlta is eyeing U.S. markets. The UK IPP success with gas and electricity arbitrage are coming to the U.S. in terms of the Houston Light and Power and Texas Utilities mergers noted above. ISO announcements continue to be a daily occurrence. Utilities, as they become outward looking, are also recognizing the universality of the dynamics discussed in this report. Gale Klappa, the U.S.
Southern Company Service's chief executive of SWEB (the UK distributions company they acquired), said the American company is gaining "firsthand experience in a market that operates in a way in which the United States will evolve." Full deregulation in the U.S. is coming, Klappa said, adding that he believed that the UK is "at least six years ahead" of the U.S.

With all these arguments that the market will quickly move to greater competition, one might expect prices to fall. A historical analysis of independent power production in the U.S., however, indicates the dynamic that deregulation does not produce the marginal costs

II Quoted form the LCG web site www.energyonline.com).


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pricing simplistic economics would contend. In areas where IPPs are common, economics would expect competition to reduce prices. This is not shown in the data. Further, even in a single market, prices were not converging to a single value; the prices from one of the operating IPPs could be twice that of the least expensive operator. (Comnes 1996)

Thus, the use of market clearing price analyses come into question. Market clearing prices just show what type of strategies are required. If a generator has costs above the market clearing prices, strategies must be exercised that raise the actual prices above those levels. One solution is to somehow prevent enough lower cost plants from running. If a generator has costs below the market clearing price, profits can be maximized by being price makers on the spot and contact markets. Large generators can dominate the market by sequencing generation and keeping the capacity market tight (much as Saudi Arabia attempts to do with oil) to maximize production. Small generators seek to limit the ability of large generators to deliver power (much as cable companies previously attempted with the telephone industry). In the UK, the market clearing prices, as the concept in the U.S. is defined, essentially never occurs. In fact the optimization models used previously are now relegated to inadequately dealing with transmission operation. Technical analysis of commodity tools are more commonly used because they can help determine the probability for a gaming strategy taking place and affecting the market as well as help determine the variance and expected value of system prices. (Wright 1994) That the electricity prices look like a commodity stock-market is apparent in the earlier Figure 2.


                         PHASE 2 - MASSIVE RESTRUCTURING


Once any portion of the market place experiences the choices that competitive economics offer, all other portions of the market place demand the same treatment The "flood-gate" dynamics of simple electric utility deregulation follow the same rules (although with less dramatic consequence and implications) as the conversion from a centrally planned economy to competitive market in the old Soviet Union. Even the new official energy forecast for Canada recognizes the power of the deregulation dynamics. "Canada cannot avoid responding to the competitive pressures being unleashed in the U.S." (Snelson 1996) Retail wheeling has little choice but to develop where economic imbalances are perceived as unjustified and then quickly spread wherever deregulation can gain a foothold. Another of these dynamics produces extreme economic pressures to break apart the vertical integration of the utility. The deregulation places the different business units of the utility in conflict and the economic reasons that particular generation associates with specific distribution disappear. New associations economically advantageous to the new environment appear after the new deregulation environment stabilizes in a later phase.

During this period, some parties see potential loss or uncertainty associated with the changing environments. They may seek to maintain control and protect what they have. However, defensive posturing will prove fatal. The Darwinian dynamics of the market place requires economic organisms to actively respond to changes in the environment. For a utility, there must always exist a portion of the service area where an expanding utility would have an advantage. The defense and loss of that market means the indigenous utility has


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fewer resources remaining but must "support" its costs with is remaining market.
Prices rise and yet more of the service area becomes susceptible to "predators."
Ultimately the defensive utility loses all financial strength (and value), and withers away. When the environment (rules) changes, the utility must change
(move and respond) accordingly. The mix of generation, demand and transmission represent an old stasis that must be replaced with one more suited to the changing conditions. Although "aggressive" may be an inappropriate designation, the (war-like) maneuverings required do imply that other than as a competitive distraction, defensive posturing is wasted effort and money.

Simply freeing up access to resources such as transmission and defining basic contractual procedures does not insure that a new competitive market will emerge. As Hunt points out, "generally it is not sufficient to draft a contract consisting of simple commands [as the new FERC Open Access ruling could be interpreted to assume]... The agent will only fulfill the contract if there is incentive to do so. Actions must therefore be linked to rewards and penalties.
The electricity sector faces a number of specific problems when designing contracts to provide incentives for behavior." (Hunt 1996, p. 91)

Within the context of partial deregulation, these "problems' take root in the definition of who has what rights. The resolution of problems often takes the approach to equitably allocate those rights. The allocation then undermines the justification of previous positions. In speaking about the early days of the UK deregulation, Hunt notes that: "Despite its many virtues, there are many reasons to believe that the generally wholesale competition will be merely a way station and testing ground for full retail competition. Probably the main reason is that both in the United Kingdom and in the United States, when authorities have tried to grant some types of customers open access to sellers while excluding others, the problems of definition have become acute." (Hunt 1996a, p. 22)

The power of the deregulation dynamics indeed shows itself in retail wheeling, which the FERC Open Access ruling made a States issue. Evidence mounts that the states only have minor control of the path and timing of deregulation. The energy-market journals, with their broader view of markets and other fuels see the connection: "Deregulation in one state puts pressure on its neighbors to follow suit, often from major industrial end-users concerned about losing a competitive edge through having to pay higher prices." (Trader 1996, p.8) These industrial customers can easily sway legislators through the threat of lost jobs, economic growth, and tax revenues.

As of the release of the FERC Open Access ruling, 41 States were actively involved in investigating restructuring including retail wheeling. (FERC 1996 p.
46. footnote 1) Many of these States use 1997 as reference dates for retail wheeling. In 1995, retail-wheeling represented an unrealistic subject. The dynamics of deregulation are not only inescapable, they are rapid. The Open
Access Ruling did take the step not mandated in the original Mega-NOPR requiring the unbundling of generation and transmission, as is the premise of this phase of deregulation. (FERC 1996, pp.51 & 274) While FERC notes that it has no authority to require divestiture, the states are requiring such divestiture.
(See VTDPS and MPUC references above.) As noted elsewhere in this report, several authors argue that market pressure will force such divestitures. With these divestitures and the realistic threat that the market will not allow stranded investment recovery, utilities will do whatever is


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needed to allocate as many costs/assets as possible onto the transmission company. (FERC 1996, p. 53)

Nonetheless, the Open Access Ruling awaits modification that includes
(temporary) resolution of physical constraint and gaming issues. Some commissions remain myopic and unaware of the momentum of change such as the
Rhode Island commission's approval to lock in New England Electric System's costs and effectively preempt realistic competition. (Studness 1996) The half-step California Commission efforts at a Poolco and stranded investment recovery, also represent a necessarily transient effort given the market pressures that make the current actions untenable in the future. (Barkovich
1996)

Under the inevitable full deregulation, "the stranded asset problem becomes more acute." (Hunt 1996, p. 72.) The UK "assets that had been carried on the books for 25B were sold at an implied value of 5B. This redistribution of asset values
(or obliteration of asset values) [are a] consequence of introducing open access. If the sector is already private, and has been operating in a legal framework which was thought to guarantee revenues, opening the markets can involve major windfall gains to some owners of generating plant. For other owners there may be serious losses to stockholders and costly litigation." (Hunt
1996, p. 72) In summary, the stranded assets assurances represent minor stop gap approaches that ultimately collapse under market pressure. Assuming that stranded assets will be recovered, other than during these temporary rulings, is unrealistic. Even FERC implies its recognition of the creative gaming option available to prevent stranded cost recovery, for which, it may have little preventive authority. (FERC 1996 pp. 533, 568)

In the comments of Commissioner Hoecker, FERC itself begins to recognize that the rules will change. Utilities acting solely on the content of the ruling face significant losses as the market place forces the rules to accommodate economic reality. (Hoecker 1996, p. 5). Hoecker sees the strong linkage between retail wheel (Hunt's Model 4) and stranded- investments. Through FERC's ambiguous application of "municification" whereby customers can change their status to enter the market place without the encumbrance of stranded investments, the FERC authority to enforce stranded investment recovery is severely undermined. This inability is also consistent with the perspectives of Hunt and the dynamics of deregulation. (Hoecker 1996, pp. 17-23)

In addition, FERC provides cracks in the reciprocity argument because of existing tax laws that can be widened to achieve a flood of rule exceptions..
(FERC 1996 p. 373) Other FERC authority can be circumvented by arguing local distribution. This concept becomes more convoluted when it represents not only a single company servicing two states, but also mergers across country or municipality boundaries. (FERC 1996, pp. 400, 429)

In the Mega-NOPR, FERC did not argue for the abrogation of existing contracts as it had in its gas deregulation efforts. The final Open Access Ruling, however, makes it clear that contracts viewed as non-competitive or discriminatory in the new deregulated environment could be terminated, as would be consistent with the required dynamics argued in this report. (FERC 1996, pp. 5 & 77)


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If a utility recognizes that these economic pressures mean it will ultimately be a "loser," it can act quickly to join with a winner either through merger or acquisition. Early in the deregulation process, the value of a "loser" remains high because it takes time for new transmission and generation to overcome the so-called loser's "ownership and control" of its territory. In the short term, the "loser" can increase the value of its control by creating hurdles for surrounding entities. In the long-term these acts accelerate the efforts to circumvent or annex the "loser's" control and "territory." Thus, even "losing" must be a game to maximize value.

As the accelerated deregulation makes generation more of a commodity item, capacity expansion decisions are now based on economic not "regulatory" need.
Wal-Mart can place a new store next to Kmart even if the Kmart lot is less than full. Other than for environmental issues, regulators have no say in capacity
"over expansion." Therefore, the concept of an Integrated Resource Plan (IRP) has little meaning in a deregulated environment. Further, multiple new studies indicate that the free market makes regulated demand-side management counterproductive if not dangerous. (Eenergy 1996 P. 1) As these logically associated dynamics of increased deregulation play out, the historical bonds among the vertically integrated parts of the utility lose cohesion.


                          PHASE 3 - SYSTEM DIVESTITURE


Once deregulation achieves retail wheeling, conflicts among generation, marketing, transmission and distribution widen. Generation struggles in the market place every moment of every day. It has high risks and high potential gains. It has cash flow requirements to cover capacity financial burdens. It needs to over-book capacity to make sure that capacity will be utilized as fully as possible, knowing that it may be forced to go on the spot market itself to meet contract obligations. It needs to inform the transmission system of its intent without showing its hand to its competitors. It needs to build cash reserves to cope with "price wars" and "gaming mishaps." Because transmission is still regulated, it has "an obligation to serve" with minimal chance to earn significant returns. If transmission expansion is required, the assets and financial strength of the generation would be needed to secure investment funds and support the project. The final results would be more competitive pressures on the generator. This conflict of interest requires the two to severe all financial and legal ties.

In addition, the distribution portion of the utility experiences regulatory pressures to minimize cost. If marketing is part of distribution, it must find low cost suppliers to maximize its retail and wholesale market share. The associated generator would then need to negotiate contracts under competitive bids with other generators. The inside information that an associated distribution/marketing unit would have makes the negotiations problematic for the associated generator. Further, the distribution company may find the generation supply the transmission topology allows is more expensive than that from a CCGT plant it could build nearby on its own.


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Finally, the generator would have advantage marketing its own power without the dependence on a "utility" marketing function serving its own interests, especially when the generator must also sell power in other markets outside its service area where it may be more competitive than "at home." Generators may want the marketing department to let competitors "suffer " with low capacity factor customers. Marketing may want to set prices and play generators against one another to "cherry pick" lucrative market segments. Separating retail marketing from the now passive distribution function and providing "generation" its own independent marketing arm maximizes everyone's advantage. The pressures to divest overpower any arguments to resist.

Some utilities have become aware of the dynamics purported here and by Hunt
(Hunt 1996, p. 61) They argue that retail wheeling and divestiture must be part of the deregulation if transmission owners are to be prevented from developing self-serving accounting of transmission services. (FERC 1996, p.186)

FERC recognized as well that their incomplete divestiture problems cause contracts to take on limiting features, one of which is the ability for generators to maintain complete contractual rights over transmission capacity.
This provides the gaming feature called hoarding. (FERC 1996, p. 166) The current FERC approach provides ample opportunity for gaming the transmission system. (FERC 1996, p. 326) This particular form of gaming is preempted in the UK system by the development of the National Grid Company (NGC).

In the U.S., the temptation to game the transmission system becomes critical.
The multiple connections points of unequal capacity generate loop flows where electricity takes a path on a line with limited capability. Most NERC reliability regions require line load relief even if only the contingency is threatened. Generation representing as little as 5% of the line flow will be forced to reduce power or come off-line. In general, 10OMW of required line load relief typically causes 400 to 600 MW to come off-line. Hogan notes the situation in the West Coast where each 1.0MW on one side of the interconnect interfaces forces over 7.0 Mw to be backed off on another. (Hogan 1995, p. 35)
He shows similar results for the East Coast. The gaming of a small amount of generation in one area can have major impacts in another. Hence, there is no such entity as a static competitive circle or a local generation market as many
U.S. utilities insist. With a leverage of 7 to 1, the monetary value of such a transaction becomes hard to resist. While blatant acts probably limit the strategy to a one- time-only attempt, more subtle acts would be nearly impossible to prove and harder to prevent either by legal or operational methods. Excessive operational rules to prevent such possibilities do not appear to be an option because they would limit flexibility and, therefore, cause added system reliability and stability problems. New legal methods just create new pressures (loop holes) at the limits of the new law. Transmission flows are a network phenomena. (Hogan 1995 p.36) The FERC position and the orthodox thinking of many U.S. utilities/commissions fail to recognize the market opportunities these physical constraints provide to the clever.

On July 2nd and August 12th 1996, massive power outages occurred on the robustly designed Pacific Intertie transmission lines. With the controls and capacity-in-place, engineering perspectives would argue that the possibility of developing strategies to cause transmission constraints in the Pacific Northwest could be dismissed. Those arguments may now need to


                                                                               i
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AUGUST 1996                                        POLICY ASSESSMENT CORPORATION


be rethought from two perspectives. First, creative strategies can topple the most well designed system. Second, the massive loss of power in the Northwest indicates the far reaching impacts of local phenomena. Consequently, the concept of local energy markets only has meaning once a physical constraint has caused a temporary and transiently local market to be susceptible to localized monopolistic opportunities.

The creation of an ISO becomes an almost legal requirement under the deregulation. The abundance of operations problems, conflicts among parties, potential conflict-of-interest transactions, and conflicting legal requirements find generic solutions only within the confines of a unbiased third party such as an ISO. The ISO seeks to most efficiently use the resources available given costs/prices. The ISO attempts to maintain system functionality, yet minimizes system costs. This does not, however, mean a minimization of moment to moment system prices. Therefore, the individual generator can produce strategies that maximize generation during price peaks or schedule generation capacity to maximize the price. ISO behaviors to minimize costs and generation behaviors to maximize profit are naturally in conflict. ISO regulators act to insure that market forces prevent individual generator market power from overpowering the system.

But the market-forces creation of the ISO also adds pressure to separate distribution from transmission. Again, Hunt notes that "One reason for keeping
[distribution] separate [from transmission] would be to provide some sort of "yardstick competition" for the distribution companies.. However, whatever body regulates the distribution function would have better data if several distribution companies "compete" for regulatory treatment based on service to customers, innovation, and prices." (Hunt 1996, p. 69)

Also as long as the transmission system remains fragmented (supposedly) self-supporting units, transmission owners must insure that revenues are maximized, especially if stranded- investment recovery costs afflict their operation. The demands on the transmission system from both generators and distribution companies (or Retailcos) have great similarity to airline tickets.
The transmission "customers" are eager to make sure transmission does not limit marketing opportunities. Making reservations for transmission access "just in case" makes sound business sense. But as a consequence, another feature of the airline industry comes into play. When we receive airline tickets we receive notice of possible overbooking. Given the uncertainty of demand, the airline needs to have assurance of high capacity utilization and cannot afford to have idle capacity. Similarly the telephone occasionally has a system "busy signal."
It makes economic sense for the generators and distribution/retail companies to overbook contracts. If the transmission system remains in private hands, overbooking of it would seem "sensible," if not necessary, as well. Current U.S.
thoughts on deregulation have yet to embrace gaming and have not considered overbooking.

This lack of recognition could have its roots in the recent history of the utility industry where slow growth and excess capacity makes the revenue part of the accounting a simple fixed or declining quantity and inward-looking cost containment the near-sighted focus of operations. Prior to the 1970's U.S.
utility senior management dominantly came from staff rising through the ranks, often as engineers familiar with operating a system. Given the high growth, building new (successful) facilities fast enough dominated management efforts.
With the sudden reduction in growth and escalating costs in the 70's and early
80's, primarily


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from nuclear projects, regulatory issues dominated utility activities and lawyers became the needed specialty of senior management. Finally, in the mid-80's through the present, the regulatory issue resolution became a financial issue, and those versed in cost containment, streamlining, and accounting began to occupy senior management positions.

A study by The Washington International Energy Group gives some indications of the impact of this on future utility decisions and perspectives. (WIEG 1996) The majority of utility executives believe that mergers and acquisitions will dramatically increase as Phase 3 would indicate. They believe that they will need to "launch a preemptive strike" against utilities that they believe are likely to approach their native load. This position requires strategies that must be classified as gaming. Only a minority feel that they will be able to actually recover stranded investment. This is consistent with the arguments in this report because of the effect gaming has on regulatory dynamics. The majority believe the Poolcos will become widespread. As also noted in this report, the WIEG report notes the need for financial strength (cash), the benefits of consolidation (size), and the need to focus on the external environment rather that the internal utility capabilities.

Lastly, new management, being adept at cost cutting, is ill at ease with the revenue volatility of generation and the bewildering issues of network constraints. Therefore, the majority of U.S. executives, unlike their counterparts in any other part of the world, would prefer to focus on the distribution portion of the company where returns are guaranteed and cost controls remain a known issue. (WIEG 1996) Many companies have begun to break off the generation portion of the business, but not with the required financial resources, mandate, and autonomy. One could argue that the generation is moved out to limit damage to the rest of the utility.

Consequently, as the market-forced divestiture accelerates, distribution appears the safe haven and last refuge of the "conventional" utility business.
Generation presents too many risks to an organization used to slowly changing patterns. And with possibly contradictory regulatory requirements threatening profitability and operation control, transmission seems best if owned by someone else.


                             PHASE 4 - MARKET GAMING


Once the companies have divested, each company can utilize its individual capabilities to its best advantage. Because each entity has remnant features suitable only in the regulated environment, an incongruity of new purpose and old function occurs. Because each incongruity could pose a disadvantage, the "battle" is necessarily fought more on wit than power. And as with any battle, strategy and tactic guide progress and success. Whenever the choices of alternative courses of action depend on the actions of others, the "theory of games" applies.( von Neumann 1944) Hence there can be little doubt the transition will be a time of gaming. In a game a "surprise attack" usually works at least once. But orthodox strategies are soon overcome. Invalid perspectives of covering individual plant costs are replaced by strategies that maximize the value of the company. These could include bidding high cost plants at $0.00/kwh as the British and South American experience has shown


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profitable. The number and type of strategies appear to have no limit. Some obvious examples from other countries illustrate the variety: Putting a plant on-line below marginal costs to distort dispatch and make later plants more valuable. Placing big generation online early can degrade transmission so that other generators can't get on the system. Sudden "outages" of capacity can raise the spot market such that remaining plants maximize revenue. Figure 8 illustrates the price (and revenue) impacts of simply increasing the bid of a lower cost plant (A) to the maximum that will insure its use. Demand, transmission and generation can be double-booked to insure load and hedging opportunities. Load following plants may now require much higher minimum load that just happens to increase generation and profits. A more comprehensive, but still incomplete discussion of gaming strategies would easily double the size of this report.

            The effect of an increased bid price



       (a)





              Bid price
              fMWh                          ,       .




                       I er




                    o   Q3 Q1       Q5 Q6       Q2 Q4     Output


                 Figure 8: A Simple Gaming Maneuver (OFFER 1992)


Any electric system has constraints delineated by transmission, generation, operations, or legal considerations. The "socially preferred" system operation is then a constrained optimization. At the optimal point, the solution is by definition at the boundary of one or more constraints.12 Significant monetary value can be associated with moving that constraint. If it is a legal constraint, the solution must sit on edge of the possible "gray area" boundary.
Therefore, legitimate market gaming will take place at the unclear limits of operational and


12    It noted earlier, in the deregulated electric utility, the assumed
      "optimal" or "equilibrium" point does not exist.


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legal rules. The "rules" of these new games consume a significant portion of modern management theory. Nalebuff 1996, Koselka 1993, Koselka 1993a,
Brandenburger 1995, Economist 1996, Nalebuff 1992)

As a case in point, the initial deregulation of the UK utilities associated fuel supply and distribution contracts with the generators. This limited the amount of non-contracted capacity that could game the spot market. "It reduced the spot market power to negligible levels, though not their [the generators] ability to take advantage of transmission constraints and to game capacity availability."
(Newbery 1995, p. 48)

Hunt makes a strong argument that the spot market is necessary. "A spot market, in our view is always required when contractual arrangements between customers and producers are carried out over a network owned by a third party." (Hunt
1996, p. 67) As previously noted, the baseload market could be under-priced to prevent additional market entry. The spot market, as the 1992 Review of Pool
Prices (OFFER 1992) shows in Figure 9, entails gaming strategies that promote zero bids for plants with high startup costs. In an equilibrium environment and in a regulated environment as was the U.S. prior to the FERC Open Access Ruling, the spot market looks like the marginal variable costs.

With variable costs in the spot market, capacity costs need to be included elsewhere in the price to make the generation financially viable. In the UK, capacity payments are not only made to plants that run but to all available plants running or not. The value of the capacity charge is determined by the ratio of capacity and expected demand. Newbery shows the relationship between peak reserve margin versus LOLP/SMP. The table he provides shows the dramatic exponential growth needed in capacity charge to "clear the market" for capacity.
A 20% variance in reserve margin produces a thousand-fold increase in capacity charges! This dramatic price response has the effect that generators may actually remove plants as the price increases, knowing that remaining plants will be worth even more. (Newbery 1995, p. 50)

Early into the UK deregulation, PowerGen, one of the two conventional generators, learned to make plants unavailable for maintenance and then make it suddenly available when its own unavailability had caused the capacity charges to rise substantially. A regulatory investigation changed the practice of declaring unavailability one day and then becoming available the next day, after the previous days' declaration had caused the capacity charge to rise precipitously. (OFFER 1991) The new rules required a plant to be out seven days before its absence affected capacity charges. Now a plant that goes off-line because of failure may be better off to wait until its outage has driven up the capacity charge before coming back online. (Newbery 1995, p. 57) Further, when a significant plant does become unavailable for cause it may signal other plants to go off-line to increase the capacity charges. In fact when the LOLP is almost unity, the reward for making capacity available may be zero or negative because of its impacts on reducing capacity charges.


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                            Plant with zero-zero bids

                as a percentage of generator's available capacity

                                          1991/92
      100%   ...........................                          ..--f--      .

            ..    . . ..   .    .      .    -    '.     ..

      60%

      40%


      20%

      01-Apr 29-Apr 27- May 241.. 22-Jul 19-A.g 16-Sep 14-Oct 1l-No- 09-Dec
      06-Jan 03-Feb 02-Ma- 30-Mar

                                 1992/93
      100%                              ......

      80%   ............

      60%

      4 0                   ..... ;................................t............
      40%    .........     ... .
      20%

      01-Apr 29-Ape 27-May 24-Jun 22-Jul 19-Aug 16-Sep 14-Oct 11-Nov 09-D 06-Jan
      03-Fab 03-Ma r31-Mar


               National Power PowerGen Nuclear Electric

      Figure 9: The Early Evolution of Zero Bidding in the UK (OFFER 1992)


Generators remain successful at "gaming the transmission constraints to increase profits (via increased uplift payments). Both generators have established teams of expert modellers to devise profitable market strategies in the best tradition of financial markets, and it would be realistic to accept that if the spot market can be legally and profitably manipulated, then this will occur."
(Newbery 1996, p. 63) The UK is winter peaking and had abundant transmission capacity prior to deregulation. Generators appear to learn how to improve their ability to produce constraints even in shoulder periods as shown in Figure 10.
Note also that both low and high voltage lines undergo constraint activities.


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                        Cost of transmission constraints
                                   in 1992/93
           fm









           ~1



                 April             IU )m    j       Aagust   SepmrnberOetotvr

                            *High voltge Low voltagej

                  Fgure 10: Learning to Constrain (OFFER 1992)


Because of local transmission constraints, plants that would minimize overall system generating costs may have to be "constrained-off" and plants on the other side of the constraint "constrained-on." The constrained-off plant obtains the revenue equal to the difference between the SMP and the bid price. Thus, if the plant expects to be constrained- off, it will bid in a low price. (Helm 1995, p.
5) Conversely, a plant constrained-on receives its bid price. (If it had bid lower, it would be already running and not constrained-on.) If a generator expects to be constrained-on, it naturally bids higher than it would otherwise.
In 1991, a 95 MW load-following set conunissioned in 1957 received _60M for playing the "constrained-on" game. Although its normal bid was L25/MfWhr, its bid for this period was fi12OMWhr. It also increased its start-up and no-load charges plus increased its minimum stable load requirement to 95MVW.

Constrained-on and constrained-off charges are added to the price of electricity as uplift. Note that by this definition, "all transmission constraint therefore contribute to uplift [and price]." (Hunt 1996, p.175) If a generator bids low to come on-line in a way that creates a transmission constraint that forces another plant to be constrained-off, the uplift prevents a legal issue by rewarding both parties. Figure 1 1 shows how dramatic of an effect these constraints (noted as operational outrun) can be. The tallest peaks are due to declaring an unscheduled unavailability and forcing several small-capacity increasing-cost units to replace the generation from a large low-cost unit.


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                Figure 1: Components of Uplift Dynamic (POOL 1996)


During a constrained-on situation, a local plant has monopolistic power. In the UK, the north-south transmission system has significant carrying capacity. Yet, Scottish Power can keep northern England plants off-line. (Newbery 1995, 1961)
In some instances, one generator buys firm power from another, only to keep the power off-line. Other generation, in the south of England in the former case, is then constrained-on with an appropriate bidding strategy. The weaker east-west line provides ample opportunity for the Welsh plants to control local markets and transmission.

In the U.S., utility planners and engineers quickly bring up worries over system reliability when deregulation is even discussed, let alone the gaming presented here. The accepted U.S. expert in systems operations, however notes that "There has been no deterioration of reliability and there may have even been some improvements as more units have been held in service at times of system scarcity in order to insure maximum revenues." (Tabors 1996, p. 49) Another reason could be the large increase in new capacity that deregulation initially precipitates, as noted in the Phase 1 discussion above.

Market entry represents a major aspect of deregulation and competition. Market participants are supposedly prevented from raising prices above new-plant marginal cost because it would signal new marginal-cost generators to enter the market. One way to limit entry is to add price volatility to the market and make
IPP entry riskier and, thus, financially more expensive. In the long term though, a stable average price may appear that provides a solid price signal for decisions. A secondary approach is to bring higher cost, mid-merit plants into play. The bidding of baseload plants moves to make the average price of baseload


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power below the entry price. High-cost mid-merit plants are then bid even higher to compensate, knowing that few if any IPP would risk entering that market. The added profits in the mid-merit market then defray any losses in the baseload market. As Newbery points out: "Thus the incumbent price-setting generators are responding rationally to the threat of market entry by raising the ratio of peak to baseload prices, despite the entry of new capacity with only sluggish demand growth, which might normally be expected to reduce the premium scarcity of peak power. Part of this strategy, as noted above, is to over contract in the summer and under contract in the winter allowing them to drive down the summer prices and enjoy the capacity payment in the winter periods."(3) (Newbery 1995 p. 55)

The making of contracts does not need to correspond strictly to the capacity the generator intends to use to serve the contract. "A low cost generator can sell power at spot and in effect, sell its power to a high cost generator to enable it to meet its contracts. The high cost generator can even decide to close its plant and meet its obligation through the spot market. This is a powerful tool for achieving generating efficiency." (Hunt 1996, p.59) It appears, however, the
U.S. transmission proposals to date fail to recognize the convolutions this causes for the operation of the grid. If costs are favorable, a generator may declare unavailability from an economic perspective. The loading of the transmission system will now be different than assumed. The whole set of contracts may represent significant overbooking. Therefore, the legitimate
"legal" expectations of a generator that are included for transmission forecasting, may diverge greatly from the actual operation of the grid on the day the customers execute the contracts. This does not mean that the grid cannot accommodate such transactions, but it does indicate the orthodox approach currently assumed by U.S. power pools, and FERC must change to reflect the reality that defining transmission availability as the difference between booked contacts and ATC is irrelevant to actual transmission operation. In the presence of gaming economics and physical constraints, "a consolidated transmission system with ISO authority, represents one of few viable solutions. In recent years the development of pricing rules has been devoted to eliminating the scope for "gaming"...." (Hunt 1996, p. 151)

Because all generators in the UK use the pool, Contracts for Differences (CfDs) are a relatively easy contract to negotiate. When contracts are in place, uplift becomes the place to look for profits because the uplift is paid by all customers. Figure 12 shows the "ups and downs" of uplift as generators utilize their capacity options. "Many of the RECs argue that the generators are attempting to recover the cost for constrained plant twice: once through Vesting
CfDs and again via uplift revenues." (OFFER 1992a, p. 94) When generators do increase the bid for constrained-on plants, they can argue with economics that the value of the plant in this situation is higher that when the plant is simply another point on the merit-order. In a free market, this is a difficult position to argue against. Regulations to prevent such acts simply distort the market with the concomitant result of making some other (gaming) response
"economically inefficient" but profitable.



13 Although the UK distinction as a peak is minor by U.S. standards. The UK peak is typically in the winter primarily because of a lack summer air conditions loads.


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                          Average daily Uplift payments
                             April - September. 1992
         IMWh
         2.51

                       I~~~~~~~~~~~~~
          2  -









          0

          O -Apf 15-Apr 29-Apr 13-Ma 7-May 10-Jun 24-Jun OS-Aul 2-1ul 05-Aug
          19-Aug 02-Sep 16-Sep 30-Sep

                   U I Other components E Operational Outturn

       Figure 12: Uplift Volatility Under Non-Peak Conditions (OFFER 1992)

Examples of gaming can already be found in the U.S. Although the actual prices are only approximate, both involved parties have verified the phenomena happened. Suppose BPA sells energy to a municipal or large industrial customer for say 25 mills/kWh. Now suppose PacifiCorp goes to the customer with a promise to supply energy at 22 mills. The customer is aware that PaciflCorp may not have this power, but PacifiCorp insures that the deal would be honored. Abruptly, BPA loses possibly a few hundred MW of load. The waters still run, so BPA puts the excess hydro power on the spot/economy market for say 18 mills. Any guess on who buys the power for 18 mills and sells it for 22 mills?

The UK gas industry also appears to have recently noticed the advantage of gaming in the UK electric industry to the extent that a "Gas Gaming Commission" has been suggested to "identify commercial and operational abuses."(Trader 1996, p. 3) The flexibility that electric utility ownership provides to U.S. gas markets would indicate that "gas gaming" will also be part of the US's near future.

Australia is a weakly linked system, with regulation dictated by each state. It would seem easy to argue that the large and sparsely populated Australia is much different than the UK. (Bartels 1996) Yet, the routine outage "games" that occurred in the UK now appear to have begun to occur there. (Schuler 1996)
Further, Australian pool prices varied from $2.26 to $39.87 for the week of June
1, 1996. In September 1995 they varied from $8.51 to $93.52/Mwhr. (Electric
1996, p. 14) This level of variance is more indicative of a gamed commodity market than equilibrium market clearing.


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Discussions on U.S. utility operations in South America with on-site U.S.
utility plant staff unfamiliar with the UK experience, verifies the "instantaneous development" of using zero bid prices to force units on-line and to move the dispatch order to higher final costs. In South America generators are also making plants "unavailable" on weekends which not only saves money, but insures high prices if it is "needed" to come on due to "capacity shortages" during the weekends. Thus, in different regulatory climates, different societies, with different technologies and different markets, the basic features noted here as inevitable, appear. Deregulation is like having both a rock and a house fall off a cliff during an earthquake. The detailed effects may be drastically different but the same dynamics and laws apply. After the "transition," both come to rest at the bottom of the cliff.

Because the electrical system in North America crosses country boundaries, the Open Access ruling is forced to recognize foreign generation. (FERC 1996, p.154)
Similarly. FERC has minimal jurisdiction over municipal generation and transmission. Yet a large portion of both are within the public power control.
FERC argues that for these entities to participate in the U.S. deregulation, that they must follow FERC's reciprocity rules. So far, legal interpretation from Canadian and municipal lawyers indicates FERC has no such authority and that the economic incentives to confront the rules far exceed legal costs. As such, the U.S. Congress has taken steps to at least force the issue on the public power side. It remains unclear if the extensive maze of past legislation will not prevent simple congressional resolution. (CONGRESS 1996) In the interim, the municipal generation and transmission offer enticing economic and legal options for not only U.S. investor owned utilities, but foreign investors, such as UK utilities, as well.

Many utility managers argue that despite the evidence, U.S. utilities have a uniquely U.S. culture that would prevent such activities from becoming part of the U.S. scene -- despite the obvious economic incentives to game the system.
Even if true, this position represents an isolationist position not available in a global market. The U.S. utilities eagerly export their expertise, capital, and generation arms "overseas," but seldom recognize that the U.S. is "overseas" to many other countries having industries whose capabilities match or exceed those of U.S. firms. If U.S. utilities are unwilling to take the lead on accepting the realities of a competitive market, other countries will fill the gap. The
British are already actively exporting their approach to the U.S. American
National Power, the international arm of National Power, has purchased generation in the U.S. and has bids out for more. To minimize the risks of business, British Energy, the soon to be privatized portion of the UK nuclear industry, is also seeking investment in U.S. generation. Both groups eye municipal generation as the most efficacious. In this light, it would seem particularly important that American utilities understand gaming dynamics.


                             PHASE 5 - REREGULATION


As noted in Phase 1, rules change only when economic or social pressure demand - whenever someone feels "unfairness" is the source of his or her critical problem. The problem may be a perception; if all those around you suddenly make a lot of money doing the "same thing" that you do but you remain poor, you may demand parity even though you


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are no worse off than before. Gaming produces winners and losers. A slight tilt towards losing soon becomes a capsize as cash and resources drain away. Some players abuse their market power, and the victims demand safeguards. Some physical constraints or novel strategies may eventually overwhelm specific market mechanisms and regulatory intervention then becomes critical to avoid complete market failure. As the sides change and the strength of competitors ebb and wane, new problems arise along with new rationalizations to intervene.
Eventually the system stabilizes when the effort to change the rules exceeds the loss from coping with existing rules.

The act of threatening a change in regulation can distort the market in the direction opposite to the intent of the proposed regulation because it changes expectations. For example, under the threat of new rules, "it may pay the monopolist actually to increase prices and make hay while the sun shines." (Helm
1995, p.13) A counter response to the proposed rules can also take the form of problem-minimizing acts that prevent the new rules, if that appears possible.
This is the intent of regulatory threat. This requires, however, that "'monopolist firms" cooperate or collude to keep prices or profit below the "regulatory" action threshold. Competitors can implicitly signal their commitment to this strategy by notably changing their contract and bidding activities. (Helm 1995, p.15) Thus, piecemeal regulatory intervention distorts market processes even more than monopolistic or oligopolistic tendencies might.
And as will be noted shortly, several authors have argued that the inefficiencies of a highly consolidated system may be slight.

Although electric prices fell in the early part of the UK deregulation, they fell at a rate lower than the decline in fuel costs. Regulatory review led to price cap. These in turn forced collusion among generators to allow compliance with the further distortion of pricing to maintain profit margins yet keep new entrants out. Additionally, the price caps made "the strategy of over-contracting [CfDs] more attractive" because generators then recognized the now limited exposure to spot market prices should they not have enough of their own generation to serve the executed contracts. (Newbery 1995a, p.10)

As the price controls in the UK became apparent, the damage assessed and the results taken as producing a stabilizing environment, the generators quickly made bids to acquire the distribution companies. (Newbery 1995a, p. 19) In the long term little can be argued against this since the deregulated market allows
RECs to invest in generation. The economies of scale remain in the system, and reintegration along economically efficient lines rather than matching geography of generation and service area, would seem both rational and inevitable.

The gaming of phase 4 quickly separates the weak from the strong. The weak demand "fairness" (to them) through regulatory and legislative changes. The inevitable regulatory response forces the strong to act collusively, which further excludes the weak from market participation.


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                        PHASE 6 - INDUSTRY CONSOLIDATION


Once the market recognizes the increase in certainty, participants would attempt to lock-in advantageous situations. Many generators would find themselves selling regularly to selected distribution companies, marketers, or customers.
The economies from reducing uncertainty further or locking in sales force reintegration. The combined companies then have economies of scope. Because the impetus for re-regulation implies that many participants have reached the "end" of their gaming days, sweep-up acquisitions surge. A handful of national vertically integrated utilities form, owned possibly by foreign or non-utility entities. Many small market niche utilities continue in remote areas or in unique economic conditions. Transmission assets, having been the pawns of the transition, lose market value and a single national transmission company, probably with quasi-public ownership takes shape. The storm of deregulation has finally subsided.

Several authors have shown that a small number of market players may represent the most efficient market, where economics of scale dominate but sufficient competition exists to defer monopolistic or oligopolistic pricing. Thus, even in the situation of the UK where there are two large conventional generators, a nuclear utility, (soon) only one Scottish utility and minor IPP players, the analysis of the market indicates functioning competitive conditions. (Newbery
1994) Current U.S. thinking would be to force further divestiture, but "indeed, it may lead to less efficient plant being run on the margin. There is then no guarantee that the structural undertakings will lead to increased competition that will in itself put downward pressure on pool prices." (Helm 1995, p. 17).

Green and Newbery show that even with an oligopoly, the market distortions can be limited to the deadweight loss associated with too high of prices and too little demand by simply preventing collusion and excessive threats of market entry. They go further to show that increasing the market to five companies
"almost completely eliminated these deadweight losses." (Newbery 1996 p. 65)

In the UK, over 800 miles of transmission line can be needed to connect the north to the south. In the U.S., BPA can and has transmitted power across the continental U.S. to TVA. These two facts make any argument that a small group of trans-national utilities could not compete in the national market indefensible.
Anti-trust and local market needs will have limited legal persuasion.

Analyses with CIGMOD indicated that a U.S. utility would not necessarily be one of the five or so mega-utilities. IPPs could easily win the game. Cash as a gaming strategy becomes the winning requirement. Thus, Enron, UK utilities, and banks involved with and knowledgeable in mergers/acquisitions appear often more viable than U.S. utilities pursuing orthodox thinking. In fact, Enron participated in CIGMOD workshops in Oregon with the commission and other utilities two months prior to its bid for Portland General.

During deregulation, the problems that occur in one phase may disappear in the next, or those resolved in one phase may reappear in the next. (Hunt 1996, p.
79) Hunt shows that the transition from regulation to deregulation includes complete divestiture followed by


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reintegration as the market pressures evolve throughout the deregulation transition. (Hunt 1996, p. 79) "In fact, in Model 4 [complete deregulation], there seems to be a natural vertical integration of generating and retailing, and the problem becomes horizontal market power - the ability to raise prices because a single entity has substantial control over a local market, and there is insufficient transmission to permit competitors from outside." (Hunt 1996, p.
79) As discussed earlier, Newbery and Tabor show that a few competitors still provide an efficient market that takes advantage of economies of scope and scale. The problem that shows up is in transmission and the requirement is for it to be divested and consolidated (Hunt 1996, p. 79). Because the current approach to regulation limits its rate of return, the large financial investments required to insure competition among the vertically integrated companies may be difficult to achieve unless the consolidated transmission system is owned by a public entity whose credit is secured, if necessary, by public funds.

It may be that the only efficient and satisfactory solution is to retain the [entire] grid under public ownership (Newbery 1995a, p. 17) "The problem can be addressed in a variety of ways, but the root of the problem is that transmission constraints periodically fragment the market into smaller sub-markets, in each of which the competing generators will be few in number with substantial market power. The English solution has been to maximize the size of the pool to maximize the chances of competition in generation, and devise a system for pricing constraints that [may still] occasionally lead to local market power for some plant. When transmission systems are not under unified ownership (as in the United States), transmission pricing has normally been based on recovering the costs of the 'contract path,' which may bear little relationship to the impact of the wheeling contract on the actual flows of electricity and the consequential costs of system use." (Newbery 1995a p. 18)

But the solution may not have as many options as Newbery hopes and a single grid system in the U.S. may be inevitable. "First consolidation of transmission networks (if there are many of them) may be called for, since there are economies of scale to be had. ... The more networks there are, the more agreements have to be negotiated and enforced to deal with the operation and settlement of flows at the interface between the networks. The cost of doing this may indicate network consolidation as the most effective alternative."
(Hunt 1996, p. 56)

Despite the gaming, the large profits, and relatively rising prices, analysis shows that deregulation is still preferred over regulation. Newbery shows for the UK situation that the costs to society are lower than they would have been otherwise. (Newbery 1994) The market appears to be making more efficient decisions than the government had. The same has been seen with U.S. oil ad gas deregulation (independent of the drop in OPEC oil prices). The cost of regulation and the lack of choice also have significant value from the consumer's perspective.


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                                   CONCLUSION


The dynamics of deregulation appear overpowering and inevitable. The final result, although bearing little resemblance to regulated utility markets, appears indistinguishable from many other commodity markets. The transition from a regulated to a deregulated market is truly one where the former relationships of generation, demand, markets, delivery, and pricing become burdens, out of sync with the new reality, yet slow to change because of the constraints of past long-lived investments. This situation indicates a period where the underlying system is out of balance with the new forces of supply and demand. As the system attempt to change and accommodate the new environment, it overshoots and undershoots the supposed "optimal" path with the same physics that makes a stream meander instead of following the straight path of supposed least resistance. Each component of the system wants its way and forces the system to gyrate as each party responds and counters the acts that preceded it.
Eventually, the new entities within the system arise, some original entities survive the torrent, other destabilizing entities ultimately succumb, and other entities join and form a stable force. At the end of the transition, the "equilibrium" condition that dominates mature commodity markets comes to pass.
The system is still dynamic, but those dynamics are no longer its defining characteristic. Critical to U.S. utility thinking is the rather poignant evidence that indicates this tumultuous time period spans only five to seven years. Given the changes that occurred between the Mega- NOPR and the Final Open
Access Ruling, the U.S. transition appears to be running right on schedule.

The history of U.S. regulation looks like a series of punctuated equilibria.
Prior to the 1970s, growth and declining costs limited regulatory action to preventing excessive returns. The early 1980's brought declining demand and "nuclear rate shock" that focused regulatory action and utility counter efforts on rate-base exclusions. For the last decade, the price escalation of the previous decade has concentrated regulator and utility efforts on cost containment/reduction. Therefore, the Open Access Ruling could conceivably simply represent the jump to the next decade's quiescent emphasis on transmission regulation. The arguments of this report indicate that the Open
Access Ruling finally changes the balance from regulatory forces that dominate the utility markets of the past to the competitive forces that will control its future. If the dynamics of deregulation do unfold as expected, those utilities that recognize and embrace them could become icons of the future and those that don't could become footnotes to history.


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                                   REFERENCES


Andersson 1996: Bo Andersson and Lars Bergman, "Market Structure and the Price of Electricity: An Ex Ante Analysis of Deregulated Swedish Markets," The Ener
Journal, International Association of Energy Economists, Volume 16, Number 2,
1996, pp. 97-110.

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AUGUST 1996                                        POLICY ASSESSMENT CORPORATION


                                The Authors


George Backus is the president of Policy Assessment Corporation. He spent
1994/1995 in the UK as the Director of Energy and Economic Research for Cambridge Econometrics Ltd. and as a Visiting Scholar to Department of Applied
Economics at the University of Cambridge. He co-authored the U.S. Department of Energy's Office of Policy, Planning and Analysis' National Energy Policy Model
FOSSIL2(IDEAS) that has been used since 1978 for all U.S. energy policy/planning. His regional/country energy and environmental policy/planning models are used in 27 states and provinces within the U.S. by regulators and energy companies. The models are being implemented or have been implemented for governments and utilities in 19 countries.


Susan Baylis is Senior Consultant (Energy & Environment) at Cambridge
Econometrics (CE), Cambridge, UK. She began consulting for the electricity sector eight years ago when she worked on behalf of electricity companies negotiating with the government on the regulations for the newly privatised industry. Susan has carried out extensive modeling and database work on behalf of the electricity industry, and while at CE was the manager and developer of the UK Energy and the Environment Service, a twice-yearly report incorporating detailed long-term forecasts of energy demand and environmental emissions that is now part of a regular CE service. She has also provided a numerous analyses on various regulatory subjects for the electricity companies.